Exhibit 10.1
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH ONE ASTERISK [*]
THIRD AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Third Amended and Restated Master Services Agreement (this "Third ARMSA") is entered into effective as of June 1, 2020 (the "Effective Date"), by and between Qwest Corporation ("Client") and Synacor, Inc. ("Synacor"). Client and Synacor are each sometimes referred to herein individually as a "Party" and collectively as the "Parties".
WHEREAS, Client and Synacor previously entered into that certain Master Services Agreement (the "MSA"), as modified by that certain Amended and Restated Master Services Agreement dated April 1, 2012 (the "ARMSA"), as modified by that certain Second Amended and Restated Master Services Agreement dated June 1, 2017 (the "Second ARMSA") (the MSA, ARMSA, and the Second ARMSA are collectively referred to as the "Agreement"); and
WHEREAS, Client and Synacor desire to amend the terms of the Agreement as set forth in this Third ARMSA.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement, effective as of the Effective Date of this Third ARMSA, is hereby amended by restatement in its entirety as set forth herein.
1.DEFINITIONS
1.1 "Account Information" means usernames, login IDs, passwords, other User registration information, and subscriber data, provided by Client or Users in connection with the Services.
1.2  "Additional Services" has the meaning set forth in Section 2.2.
1.3 "Affiliate" means any corporation or other legal entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such corporation or other legal entity as determined by the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.
1.4 "Client Materials", as used in the Agreement, means the materials, domain names, Client Sourced Content, Account Information, end user subscription data, and other information or content provided by Client to Synacor as required by the Agreement or reasonably necessary to perform the Services.
1.5 "Client Sourced Content" has the meaning set forth in Schedule A – Portal.
1.6 "Client's User Information" means the account number, email ID, portal ID, secret question and answer of a User.
1.7 "Confidential & Proprietary Information" means information relating to the finances, business, marketing plans, clients (including Users), operations, technology or software (including all originals, copies, notes, analyses, digests and summaries) which is either (a) disclosed in writing and marked as confidential at the time of disclosure or (b) disclosed in any manner such that a reasonable person would understand the nature and confidentiality of the information.
1.8 "Intellectual Property Rights" means any patent rights, copyrights, trade secrets, trade names, Marks, moral rights, know-how, and any other similar rights or intangible assets recognized under any laws or international conventions, and in any country or jurisdiction in the world, as intellectual creations to which rights of ownership accrue, and all registrations, applications, disclosures, renewals, extensions, continuations or reissues of the forgoing now or hereafter in force.
1.9 "Marks" means existing and subsequently-developed, legally valid and protectable logos, trademarks, service marks, and domain names.
1.10 "Parties" means Synacor and Client, collectively, with reference to the following contact information:

Synacor, Inc.		Qwest Corporation, on behalf of itself and as agent for its Affiliates
Attn:	[*]	Attn:	[*]
Address:	40 La Riviere Dr., Ste. 300 Buffalo, NY 14202	Address:	930 15th St. Denver, CO 80202
Tel:	[*]	Tel:	[*]
Fax:	[*]	Fax:	[*]
Email:	[*]	Email:	[*]

Copy of Notices to:		Copy of Notices to:
Attn:	Synacor Legal Department	Attn:	CenturyLink Law Department
Address:	40 La Riviere Dr., Ste. 300 Buffalo, NY 14202	Address:	1801 California St., 10th Fl. Denver, CO 80202
Email	[*]	Email	[*]
Fax:	[*]	Fax:	[*]
1.11 "Schedule(s)" or "Service Schedule(s)" means the Services being provided pursuant to the following Schedules attached hereto and incorporated as described by this Agreement:
(a) the Client Branded Portal described in Schedule A - Portal
(b) the Email Service described in Schedule B - Email
(c) the Cloud ID Service Described in Schedule C – Cloud ID
1.12 "Services" has the meaning set forth in Section 2.1.
1.13 "Synacor Property" has the meaning set forth in Section 4.2.
1.14 "Synacor Software" means the tools, templates, frameworks or other software owned or licensed by Synacor and used to provide the Services.
1.15 "Synacor Sourced Content" has the meaning set forth in Section 1.20 of Schedule A – Portal.
1.16 "User(s)" means guests, subscribers, and other users intended by Client and Synacor to benefit from or directly use the Services.
1.17 "User Information" means Confidential & Proprietary Information or non-public information received directly from a User.
2.SYNACOR SERVICES AND RESPONSIBILITIES
2.1 Services. Subject to the terms and conditions of this Agreement, as may be amended pursuant to the provisions of Section 15 hereof, Synacor shall provide the services described in this Agreement in accordance with the terms and conditions set forth herein and those set forth in the Schedules and attachments hereto and incorporated herein (collectively, the "Services"), and any other addenda, schedules, and exhibits as may subsequently be agreed to and signed by each of the parties hereto which are incorporated into this Agreement. Synacor may provide the Services directly to Client, or indirectly using contractors or other third party vendors or service providers, provided that in any event, Synacor shall remain primarily responsible for the delivery of the Services to Client in accordance with this Agreement. Each party shall provide the other with reasonable cooperation, assistance, information and access as may be lawful and necessary to initiate and thereafter provide Client's and its registered users' use of the Services (such as, for example, developing any content, user interfaces or appearance specific to the Services contracted for by Client). Client agrees that Synacor may, in its sole and absolute discretion and without impact to Client's Users, [*] used in providing the Services. This [*] will be at [*] and have minimal impact to Client’s customer experience
2.2 Additional Services. Upon mutual agreement of the parties, Client may engage Synacor to provide additional development services or other professional services ("Additional Services"). Such Additional Services shall be provided pursuant to a separately executed professional services statement of work for an additional fee, if any, agreed to by the parties and shall be provided as part of the Services. From time to time, Synacor may also offer other services to Client that are beyond the scope of this Agreement. All such other services shall be provided upon terms and conditions as the parties may mutually establish in writing. Each professional services statement of work shall specify whether any resulting deliverable or service is owned by Synacor or will be considered a work made for hire and owned by Client. In the event the professional services statement of work is silent as to the ownership of the deliverables or service, the parties agree that such deliverables or service will be owned by Synacor. As an example of Additional Services, Client may request Synacor to provide [*] services, and such services would require a statement of work mutually agreed upon by the parties.
2.3 Technical Support. Synacor will operate the Services at the levels of performance and provide Client with technical support services in accordance with standard industry practices, each as described in Appendix 4 - Service Level Agreement attached hereto, provided however, that Client's remedies for Synacor's failure to meet the service level agreement in Appendix 4 shall be those remedies specifically set forth in such document.
2.4 Limitations. Synacor will not be responsible for, nor liable hereunder in connection with, any failure in the Services due to or resulting from: (a) any Client Materials or other content provided by Client or any of its agents; (b) Client's willful or negligent acts or omissions (provided that Client has an affirmative and clearly stated obligation to act, and notice thereof, or reasonably should have known that it had an obligation to act); (c) failures of Client-operated or -controlled telecommunications services or equipment, the Internet, or any telecommunications services or equipment not owned or operated by Synacor, its agents or vendors; (d) scheduled maintenance (provided that Client is given adequate notice in accordance with Appendix 4); or (e) unauthorized access, breach of firewalls or other hacking by third parties of Synacor's systems (provided that Synacor has used measures in accordance with prevailing industry standards and practices to prevent the same). Synacor shall use industry standard practices to insure that the Services are free from any viruses, worms, or other code that could damage, interrupt or interfere with any software, content, data or hardware, and Synacor shall follow industry standard practices with respect to the retention of all User data (including e-mail and searches).
2.5 Data. As between Synacor and Client, Client shall own all Account Information. Unless otherwise agreed to by Client in advance and in writing, Synacor shall not disclose to third parties or use any Account Information except as reasonably necessary to perform its obligations under this Agreement or to comply with any legal or regulatory requirement, and, except if otherwise agreed, Synacor shall not interpret, store or replay any User passwords collected for authenticating the User against Client's (or its Affiliates') lightweight directory access protocol ("LDAP"). To avoid uncertainty, Client acknowledges and agrees that Synacor may disclose aggregate measures (not personally identifiable) of multiple Synacor clients’ (as opposed to Client specific measures) Users and Service usage and performance derived from Account Information to Synacor investors, Providers, and other Synacor clients or potential clients for the purposes of permitting such persons to evaluate potential business relationships with Synacor, to maintain and/or improve the Services, or to develop relationships with or obtain investments from investors.
3.CLIENT RESPONSIBILITIES
3.1 Client Support; Synacor Status. Client acknowledges that the continuing performance of certain Services may depend on Client's provision of cooperation, assistance, information and access to Synacor, all as specifically outlined in this Agreement or reasonably anticipated by this Agreement. If Client fails to timely provide any of the foregoing, then Synacor will not be liable for any corresponding delay in its performance (but Synacor may be liable for delays that are not corresponding). The Parties' contacts (designated in Section 1.9) are responsible for facilitating communication between Synacor and Client regarding all technical and business matters, except as specified in the Agreement.
3.2  Materials, Equipment and Hosting. Client is responsible for and will provide or make available to Synacor all Client Materials.
3.3 Marketing. Client shall have sole responsibility for and editorial control over marketing materials related to the Services to Users and prospective Users. Notwithstanding the foregoing and except as otherwise specified elsewhere in this Agreement, Synacor is permitted to control the look, feel, and editorial content of Services delivered, in good faith partnership and alignment with Client
4.LICENSE; INTELLECTUAL PROPERTY.
4.1 License Grant. Client hereby grants to Synacor a nonexclusive, worldwide and royalty-free right and license to use, reproduce, modify, distribute, perform and display the Client Materials, the Client Marks (as such term is defined below), and the Provider Marks for any Client Provider provided to Synacor hereunder, solely in connection with the Services and in a form solely as approved by Client (such approval not to be unreasonably withheld or delayed).
4.2 Ownership. Except for the limited rights and licenses expressly granted herein, Synacor shall retain all right, title and interest in and to: (i) the Synacor Sourced Content; (ii) Synacor's Marks; (iii) Synacor Software; (iv) all other materials (excluding any Client hardware, software or intellectual property of any kind), information, ideas, inventions, know- how, methods, processes, templates, tools, works of authorship, trade secrets and technologies that are owned or licensed by Synacor and that may be used in the performance of the Services; and (v) all Intellectual Property Rights or other proprietary rights in and to any of the foregoing (all of the foregoing being referred to as "Synacor Property"). Client shall not use Synacor Property in contravention of this Agreement. All Synacor Software, hardware and other technology used to provide the Services will be installed, accessed and maintained only by or for Synacor and no other license therein is granted to Client. Except for the limited rights and licenses expressly granted herein, Client shall retain all right, title and interest in and to the Client Materials, Client Marks and Client equipment, including its preexisting Intellectual Property Rights or other proprietary rights therein and thereto.
4.3 Synacor Marks.
(a)Synacor hereby provides a limited, non-transferable, non-exclusive license for the Term and any agreed extensions thereof to Client to use the Synacor Marks only to the extent necessary for the provision and/or advertising of Services under this Agreement and subject to the terms and conditions of this Agreement. All uses of the Synacor Marks must first be approved by Synacor and must be in accordance with Synacor's guidelines, which may be amended from time to time. Synacor shall at all times remain the sole owner of the Synacor Marks, and all goodwill associated therewith, and Client's use of the Synacor Marks shall inure to the benefit of Synacor.
(b)Except as provided herein, this Agreement does not grant either party any right, title, interest, or license in or to any of the other party's names, logos, trade dress, designs, trademarks or other indication of origin.
4.4 Restrictions Related to Synacor IP. Except as specifically permitted in this Agreement, Client shall not, directly or indirectly: (a) use any of Synacor's Confidential & Proprietary Information to create any software that is similar to any of the Software used under this Agreement or to provide any service which is similar to any of the Services; (b) decompile, disassemble, reverse engineer or use any similar means to attempt to discover the source code of the Software or the trade secrets therein, or otherwise circumvent any technological measure that controls access to the Software or Services; (c) encumber, transfer, rent, lease, or time-share the Software or Services (except with any Affiliate of Client, subject to Synacor's prior written consent) , or use them in any service bureau arrangement or otherwise for the benefit of any third party; (d) access, copy, distribute, manufacture, adapt, create derivative works of or otherwise modify any Software; (e) remove any proprietary notices; or (f) permit any third party to engage in any of the acts proscribed in clauses (a) through (e) above. Nothing herein shall prohibit Client from performing or procuring similar services from another provider at any time, including without limitation during Wind-Down or after termination or expiration of this Agreement, provided that Client does not use or share any Synacor intellectual property or other Confidential & Proprietary Information with any third party who is not an Affiliate in connection therewith, except to the extent necessary to effect such transition, and then only after discussing with Synacor the information to be shared and the identity of the recipient(s) and after receiving approval from Synacor (which approval shall not be unreasonably withheld) and a written commitment from the third party to keep such information strictly confidential and to use it only for the purposes of the transition.
4.5 Client Marks. Client hereby provides a limited, revocable non-transferable, non-exclusive license for the Term and any agreed extensions thereof to Synacor to use Client's and Client's affiliates existing and subsequently-developed, legally valid and protectable logos, trademarks, service marks, and domain names identified to Synacor by Client (collectively, the "Client Marks") only to the extent necessary for the provision of Services under this Agreement and subject to the terms and conditions of this Agreement. All uses of the Client Marks must first be approved by Client and must be in accordance with Client's guidelines, which may be amended from time to time. Client shall, as between Client and Synacor, at all times remain the sole owner of the Client Marks, and all goodwill associated therewith, and Synacor's use of the Client Marks shall inure to the benefit of Client.
4.6 Restrictions Related to Client IP. Except as specifically permitted in this Agreement, Synacor shall not, directly or indirectly: (a) use any of Client's Confidential & Proprietary Information to create any software that is similar to any of the Client Materials used under this Agreement or to provide any service which is similar to any of the Client Materials; (b) decompile, disassemble, reverse engineer or use any similar means to attempt to discover the source code of the Client Materials or the trade secrets therein, or otherwise circumvent any technological measure that controls access to the Client Materials; (c) encumber, transfer, rent, lease, or time-share the Client Materials (except with other entities which are controlled by, under common control with or controlling Synacor, subject to Client's prior written consent), or use them in any service bureau arrangement or otherwise for the benefit of any third party; (d) access, copy, distribute, manufacture, adapt, create derivative works of or otherwise modify any Client Materials; (e) remove any proprietary notices; or (f) permit any third party to engage in any of the acts proscribed in clauses (a) through (e) above.

5.CONFIDENTIALITY.
5.1 Confidential & Proprietary Information. Each Party (the "Receiving Party") understands that the other Party and its Affiliates (the "Disclosing Party") or their representatives has disclosed or may disclose Confidential & Proprietary Information. The Parties may also receive User Information in performance of this Agreement, which information will likely not be marked confidential but should nevertheless be treated confidentially and not used or shared without consent of the User. Confidential & Proprietary Information and User Information shall not include any information that the Receiving Party can demonstrate by its written records (i) is or becomes generally available to the public without breach of this Agreement, (ii) was in its possession or known by it prior to receipt from the Disclosing Party (or, in the case of User Information, from a User), (iii) was rightfully disclosed to it by a third party not under an obligation of confidentiality, or (iv) with respect to Confidential & Proprietary Information, was independently developed without reference to or use of any Confidential & Proprietary Information of the Disclosing Party.
5.2 Non-Disclosure. The Receiving Party shall keep all Confidential & Proprietary Information and User Information strictly confidential and shall not disclose such Confidential & Proprietary Information or User Information to any third party except to its directors, officers, employees, independent contractors and subcontractors who have a need to know such information and who are bound by similar obligations of confidentiality. The Receiving Party shall not use the Confidential & Proprietary Information of the Disclosing Party or User Information except to the extent necessary to perform its obligations under this Agreement. The Receiving Party shall use a commercially reasonable degree of care to protect the Confidential & Proprietary Information and User Information. Each party shall bear the responsibility for any breach of confidentiality by its employees and contractors. Each party may disclose the general nature, but not the specific terms, of this Agreement without the prior consent of the other party, except that either party may provide a copy of this Agreement or otherwise disclose its terms in response to any legal or regulatory requirement, financing transaction or due diligence inquiry, provided that, if permitted by law, such party notifies the other of its intent to do so.
5.3 Required Disclosure. Nothing herein shall prevent a Receiving Party from disclosing the Disclosing Party's Confidential & Proprietary Information or User Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law or by court order; provided that, prior to any disclosure of Disclosing Party's Confidential & Proprietary Information, the Receiving Party shall: (a) promptly notify the Disclosing Party in writing of such requirement to disclose; (b) cooperate fully with the Disclosing Party (at the Disclosing Party's expense) in protecting against any such disclosure or obtaining a protective order; (c) disclose only that portion of Confidential & Proprietary Information that Receiving Party is advised in writing by counsel it is required to disclose; and (d) the Receiving Party uses reasonable efforts to obtain safeguards that confidential treatment reasonably acceptable to the Disclosing Party will be accorded to such Confidential & Proprietary Information.
5.4 Return/Deletion of Proprietary Information, User Information. All Confidential & Proprietary Information shall remain the property of the Disclosing Party and the original and all copies thereof, on whatever physical, electronic or other media such information may be stored, shall be returned or destroyed (at the Disclosing Party's option) within 10 business days of the Disclosing Party's request or the termination or expiration of this Agreement. At Client's request, Synacor shall remove or delete, and certify such removal or deletion of, all User Information from any hardware or software owned or under the control of Synacor or its agents, but excluding any hardware or software owned or operated by Client and Client's hosting facility (such as, for example, Client's e-mail storage and account hardware).
5.5 Relief. Each party agrees that any breach of the obligations in this Section 5 regarding the Disclosing Party's Confidential & Proprietary Information will cause irreparable harm to the Disclosing Party for which money damages will not be an adequate remedy. Therefore, the Disclosing Party shall, in addition to any other legal or equitable remedies, be entitled to seek an injunction or similar equitable relief against such breach or threatened breach of this Section 5 regarding such Disclosing Party's Confidential & Proprietary Information without the necessity of posting any bond.
5.6 Client's Supplier Privacy Requirements. Synacor will only use information gathered in the Service installation and User registration process for User validation and authentication or as otherwise set forth in this Agreement; Synacor will not use any information gathered in such installation and registration processes to target advertising to Users, and to the extent Synacor gathers any "year of birth" information during these processes, such options will not include any years associated with anyone under age 13. To the extent Synacor gathers information during these processes that could be or will be used to target content, Synacor will disclose that fact to the User at the time and in close proximity to the place at which the information is gathered, and Users will be presented with the ability to decline providing this information by clicking a 'No Thanks' (or similar) button. None of the foregoing in this Section 5 withstanding, Synacor shall comply with the version of Client's Information Security and Privacy Requirements applicable to its suppliers in effect as of the Effective Date, found at http://www.centurylink.com/Pages/AboutUs/CompanyInformation/DoingBusiness/ which are incorporated herein by this reference, as if Synacor was "Supplier" as that term is used in such Requirements. To the extent there is any conflict between the terms of this Agreement and such Requirements, the Requirements shall prevail, provided however, that Synacor shall not be required to [*] as part of its screening procedure. If, during the Term, Client makes any material changes to the Supplier Information Security and Privacy Requirements, Client shall give written notice to Synacor of those changes and such changes shall be binding on Synacor unless, within [*] of such notification, unless [*] requires [*], Synacor informs Client of its election, in its reasonable discretion, to [*].
5.7 Responses to Criminal and Civil Demands/Process. If Client is served with a criminal or civil subpoena, investigative demand, request for the production of documents or things or any other similar process (inclusive of requests under the Foreign Intelligence Surveillance Act, as amended), regarding or related to the Services, and the information being requested is in the possession of Synacor or its agent or vendor, Client shall inform Synacor's Security Department thereof as soon as practical under the circumstances and shall direct Synacor as to how and when to respond to such request, and Synacor shall comply with such direction (at Client's expense). If Synacor is served with such a request, Synacor shall, to the extent permitted by the request, inform Client thereof immediately and shall refer the person or entity entitled to receipt of the information requested to contact [*] or by email at [*] (or such other number as may be provided in advance to Synacor), and to the extent permitted by the request Synacor shall not otherwise respond to the person or entity entitled to receipt of the information demanded unless and until (and then only as) directed by Client; provided, however, if Client does not provide direction on how to respond within a timely manner, or Client's provided direction would put Synacor at risk of non-compliance with the request or otherwise increase Synacor's legal risk, Synacor shall, to the extent permitted to do so, raise such concerns to Client immediately, and Synacor and Client shall, to the extent permitted to do so, work together in good faith to devise a lawful response that minimizes the legal risk to both parties. In the event no such response can be agreed in a timely manner, Synacor may respond as advised by its counsel.
6.SYNACOR FEES, PAYMENT TERMS AND TAXES.
6.1 Fees. The fees and payments for the Services are set forth in the applicable Service Schedule attached hereto and made a part hereof.
6.2 Payment Terms. Except as set forth in an applicable Service Schedule, Client shall pay Synacor within [*] days of receiving an invoice. All payments shall be made in full in United States Dollars, at Synacor's usual business address or to an account designated by Synacor. Other than amounts disputed in good faith, any amount not paid when due shall bear a late payment charge, until paid, at the rate of [*] per month or, if less, the maximum amount permitted by law. The recipient of an invoice must notify the other in writing of any disputed invoice amounts (including an explanation for such dispute) within [*] days of receipt of the disputed invoice. The parties shall attempt to resolve invoice disputes according to the disputes resolution process in Section 13.
6.3 Taxes. All payments to a party hereunder are exclusive of federal, state, local and foreign taxes (other than taxes assessed on the recipient's income), duties, tariffs, levies and similar assessments, and the paying party agrees to bear and be responsible for the payment of all such charges.
7.TERM AND TERMINATION.
7.1 Term. This Agreement shall be effective as of the Effective Date and shall continue thereafter in full force and effect through May 31, 2022 (the "Initial Term"). Thereafter the Agreement shall automatically renew for up to two periods of one (1) year each (each, a "Renewal Term", and together with the Initial Term, the "Term"), provided however that either party may prevent such automatic renewal by providing the other party with at least ninety (90) days prior written notice of non-renewal. The Term may also be extended on a [*] basis during the Wind Down Period and under the terms of Section 7.4 hereof; Client must give Synacor written notice at least [*] days prior to the expiration of the Term that Client intends to extend the Term on a [*] basis in order for such extension to be effective.
7.2 Termination for Cause. In addition to any of its other remedies, either party may terminate this Agreement: (a) in the event that the other party breaches any material provision of the Agreement and the breaching party fails to cure such breach within 30 days after receiving written notice of such breach from the non-breaching party; or (b) immediately upon written notice to the other party in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of such other party's property or if a voluntary or involuntary petition under federal bankruptcy laws or similar state statutes is filed against the other party, or if it dissolves or fails to operate in the ordinary course.
7.3 Effects of Termination. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties shall cease, except that: (a) all obligations that accrued prior to the effective date of termination (including without limitation all payment obligations) shall survive termination; (b) each Party shall destroy or return to the other Party all of the other's Confidential & Proprietary Information in its possession or under its control, and Client shall instruct Synacor as to the disposition of User Information (provided such instruction is reasonable); and (c) Synacor shall, after providing Client with an electronic copy of such information and data in a mutually agreeable format, delete archived Account Information and other transaction data. All terms of this Agreement that by their sense and context are intended to survive the termination of the Agreement will survive.
7.4 Wind Down. Upon the notification of expiration or termination of this Agreement for any reason, Synacor will continue providing the Services through the end of the Term (the "Wind Down Period"). The Wind Down Period could start as early as [*] and last no longer than [*] months. During the Wind Down Period, all provisions of this Agreement will continue to be applicable. Any Additional Services required by Client to effectuate an orderly transition will be provided only upon mutual written agreement of the Parties pursuant to Section 2.2 of this Agreement and may require payment of additional fees If Client gives Synacor written notice that it desires to extend the Term on a [*] basis during the Wind Down Period pursuant to Section 7.1, Client agrees that (i) such [*] extension of the Term shall not exceed [*] months from what would have been the natural conclusion of the Initial Term or a Renewal Term, (ii) Synacor will pass-thru, at [*], all cost premiums actually incurred in connection with the [*] extension, and Client agrees to pay such costs in addition to all other Fees that would otherwise be due, and (iii) during the [*] extension, Synacor will have no obligations to [*] or to maintain [*], and any [*] required during this time will be Client's responsibility to provide at its own cost and expense.
8.REPRESENTATIONS AND WARRANTIES; INDEMNITIES.
8.1 Synacor Representations and Warranties. Synacor represents and warrants to Client that (a) it has all rights necessary to enter into and perform this Agreement and to grant the rights and licenses granted herein, including without limitation all necessary rights in the Services and the Synacor Sourced Content, (b) the use of Services by Client in accordance with the rights granted hereunder will not violate (i) Synacor's obligations under any other agreement or to any third party, or (ii) any applicable laws or regulations, provided however that such warranty shall not cover Client's use of the Services to the extent such use violates the restrictions set forth in Section C of Appendix 2 - Advertising, (c) to Synacor's knowledge, the Synacor Sourced Content is not defamatory, obscene, or otherwise unlawful in any jurisdiction and does not infringe or interfere with any intellectual property, contract, right of publicity, or any other proprietary right of any individual or entity, and (d) during the Term, the Services provided by Synacor under this Agreement shall be provided in accordance with applicable laws and regulations and by qualified personnel in a professional and workmanlike manner. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SYNACOR MAKES NO WARRANTIES OF ANY KIND AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT. SYNACOR DOES NOT MAKE ANY WARRANY REGARDING THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE SERVICES OR ANY CONTENT PROVIDED TO CLIENT OR THE RESULTS TO BE OBTAINED FROM THEIR USE. SYNACOR DOES NOT WARRANT THAT THE SERVICES WILL MEET THE REQUIREMENTS OF CLIENT OR THOSE OF ANY THIRD PARTY AND, IN PARTICULAR, SYNACOR DOES NOT WARRANT THAT THE SERVICES WILL BE ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION.
8.2 Client Representations and Warranties. Client represents and warrants that (a) it has all rights necessary to enter into and perform this Agreement and to grant the limited rights and licenses granted herein, including without limitation all necessary rights in the Client Materials, (b) the use of any Client Materials in accordance with the rights granted hereunder will not violate (i) Client's obligations under any other agreement or to any third party, or (ii) any applicable laws or regulations, provided however that such warranty shall not cover Synacor's use of the Client Materials to the extent such use violates the terms of this Agreement, (c) to Client's knowledge the Client Materials are not defamatory, obscene, or otherwise unlawful and do not infringe or interfere with any intellectual property, contract, right of publicity, or any other proprietary right of any individual or entity, and (d) Client will maintain throughout the Term a privacy policy on the Services that (i) is compliant with all applicable laws, (ii) discloses that third parties may serve advertising within such Services, (iii) discloses the type of information collected by such third parties, and (iv) provides a clear and conspicuous link to the opt-out page of the Network Advertising Initiative (which is currently located at https://optout.networkadvertising.org/ and Client will abide by such privacy policy throughout the Term. Client shall be fully responsible for, and shall reimburse Synacor for, any and all liabilities of Synacor arising out of any misrepresentation concerning the Services or the capabilities of the Services made by Client or by an employee, agent or authorized representative of Client to any User, prospect or other third party, except to the extent Synacor has made such representation to Client hereunder or if an agent of Synacor has otherwise made the same commitment to Client.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, CLIENT MAKES NO WARRANTIES OF ANY KIND AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
8.3 Synacor Indemnifications. Synacor shall indemnify, defend and hold Client and its affiliates harmless from and against any and all judgments, costs, damages, suits, actions, proceedings, expenses and/or other losses, including reasonable attorney's fees (collectively "Claims"), suffered or incurred by Client or its affiliates from any third party claim arising out of or relating to (a) Synacor's breach of any of its representations or warranties set forth herein, or (b) any claim that the Services, Software or the Synacor Sourced Content infringe the Intellectual Property Rights of any third party. Synacor's obligation to so indemnify and defend applies to any infringement caused by any combination of the Services, Software or the Synacor Sourced Content with any other product, system or method if and only if the product, system or method is (i) provided by Synacor or its affiliates, or (ii) reasonably required to use the Services, Software or the Synacor Sourced Content in their intended manner.
8.4 Client Indemnifications. Client shall indemnify, defend and hold Synacor harmless from and against any and all Claims suffered or incurred by Synacor from any third party claim arising out of or relating to (a) Client's breach of any of its representations or warranties set forth herein or (b) any claim that the Client Materials infringe the Intellectual Property Rights of any third party.
8.5 Claims. In case any Claim is brought by a third party for which a party (the "Indemnifying Party") is required to indemnify the other party (the "Indemnified Party") pursuant to this Section 8, the Indemnified Party shall provide prompt written notice thereof to the Indemnifying Party (provided, however, that any failure or delay in notice shall not excuse the Indemnified Party of its obligations hereunder) of such Claim, and the Indemnifying Party shall assume the defense of such Claim. The parties shall cooperate reasonably with each other in the defense of any Claim, including making available (under seal if desired, and if allowed) all records reasonably necessary to the defense of such Claim, and the Indemnified Party shall have the right to participate in the defense of such Claim with counsel of its own choosing at its own expense. The Indemnifying Party shall not enter into any settlement of any Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld) if Indemnified Party's rights would be directly and materially impaired thereby. Without limiting the foregoing, in the event of any Claim or threatened Claim of infringement involving a portion of any Services, Software or Synacor Sourced Content or the Client Materials, the Indemnifying Party may (at such party's option): (i) procure the right or license for the Indemnified Party to continue to use and otherwise exploit in accordance with the terms hereof such portion of the Services, Software or Synacor Sourced Content or the Client Materials, as the case may be, on commercially reasonable license terms; or (ii) modify or alter (to the extent that the Indemnifying Party has rights to so modify or alter), or delete any such portion of the Software and/or Services or Client Materials, as the case may be, so as to make such portion non-infringing while maintaining substantially comparable functionalities and capabilities of such parts of the Services, Software or Synacor Sourced Content or the Client Materials, as the case may be, that are material to the Indemnified Party's then-current or demonstrably anticipated use hereunder. If options (i) and (ii) are not available on commercially reasonable terms, either party may terminate this Agreement or the rights and licenses granted hereunder, and if it is the Synacor Software or Services that are infringing, Synacor will provide reasonable assistance to Client to remove and replace the infringing item.
9.LIMITATIONS OF LIABILITY.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (I) EXCEPT FOR LIABILITY ARISING FROM A BREACH OF SECTION 5 OR A PARTY'S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AGENTS, AFFILIATES, CLIENTS, OR ANY OTHER PERSONS, FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND (II) EXCEPT FOR LIABILITY ARISING FROM A BREACH OF SECTION 5, A PARTY'S PAYMENT OBLIGATIONS, OR A PARTY'S INDEMNIFICATION OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT OR VIOLATION OF LAW, IN NO EVENT WILL EITHER PARTY'S LIABILITY FOR ANY AND ALL CLAIMS, IN THE AGGREGATE, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER EXCEED [*] PAID BY CLIENT TO SYNACOR IN THE [*] PERIOD PRECEDING THE CLAIM'S ACCRUAL.
10.PUBLIC RELATIONS. Except as otherwise permitted in this Agreement, neither Party will issue any press release, nor otherwise disclose any information concerning this Agreement, without the prior written consent of the other

Party. The Parties may agree that a joint press release regarding the establishment of their relationship is appropriate (and if so, the Parties shall use good faith to arrive at a mutually agreeable press release), or either Party may elect to create and disseminate a press release on its own, but such press release may not mention the other Party unless the other Party gives prior written consent thereto (and in the case of Client, such consent must come from a Vice President or higher officer).
11.RECORDS AND AUDIT.
11.1 Each Party shall have the right to audit the books and records of the other Party solely relating to this Agreement upon reasonable notice and at its' expense, not more frequently than annually for a period of 6 years after each payment and to take extracts from and/or make copies of such records (provided that such extracts are treated as Confidential & Proprietary Information). Each Party shall maintain for a period of 6 years after each payment all books, records, accounts, and technical materials regarding its activities in connection herewith sufficient to determine and confirm all amounts payable to the other Party and all compliance with all other material obligations hereunder. Upon a Party's request and with reasonable notice, the other Party will permit one or more representatives of an auditor or agent of the requesting Party's choice to examine and audit, during normal business hours, such books, records, accounts, documentation and materials, and take extracts thereof or make copies thereof (provided that such extracts or copies are treat as Confidential & Proprietary Information) for the purpose of verifying the correctness of payments made pursuant hereto and/or compliance with the other material obligations hereunder. Unless otherwise agreed by the Parties in writing, such examination shall be in material accordance with generally accepted accounting principles. To the extent such examination discloses an underpayment not disputed as set forth in Section 11.2, below, the audited Party shall pay any unpaid delinquent amounts within ten days of the other Party's request. To the extent such examination discloses an underpayment of the greater of 5% or $15,000, the audited Party shall fully reimburse the other Party, promptly upon demand, for the reasonable fees and disbursements due the auditor for such audit; provided that such prompt payment shall not be in lieu of any other remedies or rights available to such other party hereunder. In all other events, all fees and expenses of the auditing Party's auditor or agent under this Section shall be paid by auditing Party. If an audit reveals an overpayment, the auditing Party shall promptly notify the other and shall pay the amount of any such overpayment to the other Party within ten days thereafter.
11.2 If any report of an audit under the provisions of Section 11.1 discloses to the auditing Party any underpayments or overpayments, a copy of such audit report shall be promptly delivered to the audited Party. Unless the amount of any underpayment or overpayment shown on such report is disputed by the audited Party, in writing (a "Notice of Dispute"), within 10 days after receipt of the audit report, the audit report shall be deemed accepted and all amounts due thereunder shall be paid pursuant to subsection 12(a). In the event that Client and Synacor have not resolved all disputed items to their mutual satisfaction within 30 days after a Notice of Dispute has been received by the auditing Party, they shall promptly submit such audit report and all supporting work papers to an independent accounting firm of national stature in the United States selected by mutual agreement of Client and Synacor for binding review of any disputed items. All costs and expenses of such review shall be apportioned between the Parties on the basis of each Party bearing the expense of that portion of the review which shall be related to disputed items that are resolved against such Party. If Client and Synacor are unable to agree upon the selection of an independent accounting firm of national stature in the United States to perform the binding review of any disputed items, the determination and selection of the independent accounting firm of national stature shall be settled by arbitration in accordance with the rules and regulations of the American Arbitration Association in Buffalo, New York if the arbitration is brought by Client and in Denver, Colorado if brought by Synacor.
12.INSURANCE.
12.1 Synacor shall, during the Term, at its own cost and expense, carry and maintain insurance coverage with insurers having at minimum a "Best's" rating of A-VII as specified herein. It is expressly understood that Synacor is ultimately responsible for its subcontractors, whether or not insurance is maintained by its subcontractors.
12.2 Workers' Compensation Insurance. Synacor will maintain workers' compensation insurance with statutory limits as required in the state(s) of operation and providing coverage for any employee entering onto Client premises, even if not required by statute, and employer's liability or "Stop Gap" insurance with limits of at least $1,000,000 each accident.
12.3 Commercial General Liability Insurance. Synacor will maintain commercial general liability insurance covering claims for bodily injury, death, personal injury or property damage occurring or arising out of this Agreement, premises-operations, products/completed operations, and contractual liability with respect to any liability assumed by Synacor. The limits of insurance must be at least:

Each Occurrence	$1,000,000
General Aggregate Limit	$2,000,000
Products-Completed Operations Limit	$2,000,000
Personal and Advertising Injury Limit	$1,000,000.

12.4 Commercial Crime, Employee Dishonesty Insurance or Fidelity Bond. If (a) the Services involve access to Client customer accounts or customer information, (b) Synacor accepts payment from third parties for Client products and services, (c) Synacor has access to Client or Client customer premises, or (d) Synacor provides storage for Client-owned property, Synacor will provide employee dishonesty insurance or a fidelity bond covering all loss for which Synacor is legally liable, arising out of or in connection with any fraudulent or dishonest acts including theft, destruction, wire transfer, computer fraud or fraudulent manipulation of accounting or personnel records resulting in loss of money, securities or other property with limits of at least $1,000,000.
12.5 Errors & Omissions/Cyber Liability.
(a) If Synacor provides any technical or professional services, design services, software or software development, installation, or support, for Client or its Affiliates' internal or other use or for resale to customers, Synacor will maintain Errors & Omissions Liability insurance covering acts, errors and omissions or any unintentional breach of contract arising out of Supplier's rendering or failure to render services with limits of not less than $2,000,000 per claim.
(b) If Synacor has access to any CII, PII or Client's User Information, Synacor will maintain Cyber Liability insurance, including Network Security and Privacy Liability coverage, and extending coverage for losses arising from unauthorized access or use that results in identity theft or fraud, with limits of not less than $2,000,000 per claim.
(c)  All such insurance required in this Section 12 above will provide a retroactive date prior to the Effective Date of the Agreement and either (a) continuous insurance coverage for a period of 2 years after termination of this Third ARMSA, or (b) an extended reporting period of not less than 2 years after termination of the Agreement.
12.6 Excess/Umbrella Liability Insurance with limits of not less than $2,000,000 each occurrence.
12.7 Insurance Limits and Certificates. Synacor may obtain all insurance limits through any combination of primary and excess or umbrella liability insurance. Synacor will forward to Client certificate(s) of such insurance upon request. The certificate(s) must provide that: (a) for commercial general liability insurance, Client be named as an additional insured(s) as their interest may appear with respect to this Agreement; (b) 30 days' prior written notice of cancellation, material change or exclusions to the policy be given to Client; and (c) coverage is primary and not excess of, or contributory with, any other valid and collectible insurance purchased or maintained by Client.
13.DISPUTE RESOLUTION. The Parties shall use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a "Dispute") between them under or related to this Agreement or any of the transactions contemplated hereby. If the parties cannot promptly resolve the Dispute, the parties shall refer the Dispute for resolution by appropriate Vice Presidents of each company. If such Vice Presidents are unable to resolve a Dispute within 10 business days, such Dispute shall be immediately referred to the appropriate Executive Vice Presidents of each party. If such Executive Vice Presidents are unable to resolve a Dispute within an additional 10 business days, such Dispute shall be referred to the Chief Executive Officers of each party for resolution. If the Chief Executive Officers of each party are unable to resolve the Dispute within 5 business days after referral to them, each party may pursue, subject to the terms of this Agreement, any remedy available at law or in equity.
14.ASSIGNMENT AND DELEGATION.
14.1 Assignment. Subject to the provisions of Section 14.2 below, neither Party may assign or transfer its rights under this Agreement without the other Party's prior written consent (which shall not be unreasonably withheld). Either Party may (without consent) assign its rights and obligations hereunder to any of its Affiliates or to any successor to all or substantially all of its business (by sale of equity or assets, merger, consolidation or otherwise) unless such sale, merger or consolidation is to or with a competitor of the other party or to a company otherwise included on the list attached hereto as Appendix 5 – List of Competitors (M&A). If a successor in interest to Synacor changes the Services in such a way that it causes a material adverse effect on the Service or materially increases Client’s legal or regulatory risk, Client may utilize the Dispute Resolution mechanism found in Section 13 in order to address the Dispute. In the event there is a change of control of Client or the entity with a controlling interest in Client, this Agreement shall continue to apply to the provision of Services to all Users in the Service Area. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the Parties. Any attempted assignment contrary to the foregoing will be deemed null and void.
14.2 Delegation. In the event of a sale of less than all or substantially all of its business, Synacor may delegate, to the purchasing successor, performance of one or more Services performed under this Agreement (a "Service Delegation") to the successor delegatee (a "Delegatee") by notifying Client in writing at least thirty (30) days prior to such Service Delegation. Notice of a Service Delegation shall identify the Delegatee and the Service Schedules subject to delegation. Following the effective date of a Service Delegation, this Agreement shall be treated as if a duplicate Agreement is created, and amended so as to sever the obligations under this Agreement such that (i) Synacor shall have no further obligations or liability to Client with respect to the delegated Services and (ii) Delegatee shall have the sole responsibility to perform the delegated Services and shall have all obligations and liability with respect thereto. A Service Delegation shall not alter or modify Customer's obligations under the Agreement except to modify privity of contract and the counter-party to whom or from which Customer's obligations shall flow. To the extent any claim arises under this Agreement prior to a Service Delegation, Synacor shall be the primary obligor or beneficiary of such claim (as the case may be). Following a Service Delegation, any claim or liability shall be the individual responsibility of or inure to the benefit of Synacor or the Delegatee for the particular Service Schedule under which the claim or liability arose. No joint or several liabilities will arise between Synacor or a Delegatee unless the claim is joint or several in nature.
15.AMENDMENT AND RESTATEMENT/CONSOLIDATION OF AGREEMENTS/ ENTIRE AGREEMENT. Client and Synacor hereby agree that, except for deliverables and obligations owed by each Party under that certain [*], the Second ARMSA is hereby Amended and Restated in its entirety by this Third ARMSA, and that as of the Effective Date of this Third ARMSA, the Second ARMSA shall be of no further force and effect. Liabilities incurred under the Second ARMSA prior to the Effective Date shall survive termination of the Second ARMSA and shall be governed by its terms. This Third ARMSA constitutes the entire Agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter of this Agreement. This Third ARMSA may not be modified or amended except by a subsequent written agreement executed by the Parties.
16.GENERAL PROVISIONS.
16.1 No change, modification or waiver to this Agreement will be effective unless in writing and signed by both parties by an authorized representative of each party.
16.2 In the event of any conflict or inconsistency between the terms and conditions in the Agreement and any Schedule, the terms and conditions of the Schedule will prevail unless this Agreement expressly provides that such term shall override the terms of the Schedule. Any different or additional terms contained in any purchase order, confirmation or similar form, even if signed by the parties after the date hereof, shall have no force or effect.
16.3 The parties hereto are independent contractors, and no agency, partnership, joint venture, or employment relationship is created as a result of this Agreement and neither party has any authority of any kind to bind the other in any respect.
16.4 This Agreement is intended for the sole and exclusive benefit of the parties hereto. Except for the parties hereto or as may be expressly provided in any Schedule, no third party shall have any right to rely upon this Agreement for any purpose whatsoever.
16.5 The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.
16.6 In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable.
16.7 A party's non- performance under this Agreement shall be excused only if and to the extent that such non-performance is due to strikes, differences with workmen, accidents, fires, floods, transportation delays, delays in procuring materials or supplies, government regulations, war, disaster, infectious disease, pandemic, Acts of God, or other delays caused by events beyond such party's reasonable control; if such non-performance continues for such a period of time as to materially undermine the other's party's enjoyment of the expected benefits of this Agreement, such other party may, after giving the non-performing party 30 days to renew performing in all material respects (and if no such renewal of performance occurs), elect to terminate this Agreement.

16.8 All notices under this Agreement will be in writing and will be deemed to have been duly given (a) when received, if personally delivered; (b) when receipt is electronically confirmed, if transmitted by facsimile or e-mail; (c) the day after being sent, if sent for next day delivery by recognized overnight delivery service; or (d) upon receipt, if sent by certified or registered mail, return receipt requested. Notices should be sent to the persons specified in Section 1.9.
16.9 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of law provisions thereof. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in Buffalo, New York if the claim is brought by Client and in Denver, Colorado if brought by Synacor, and both parties hereby consent to such jurisdictions and venues, as applicable, for this purpose.
16.10 Headings are for convenience of reference only and shall in no way affect interpretation of the Agreement.
17.AFFORDABLE CARE ACT
17.1 For so long as the Affordable Care Act is in effect, Synacor must offer Affordable Care Act and regulations ("ACA") compliant medical coverage to any of its employees who are specifically assigned to an engagement with CenturyLink for 30 hours a week or more, no later than 90 days of the start of the engagement in accordance with ACA. Such medical coverage shall be "affordable" and "minimum value" as those terms are defined in the ACA. If Synacor receives notice from a government agency that such medical coverage is noncompliant or that a penalty will be assessed, Synacor must provide written notice to CenturyLink within [*] days. The parties acknowledge that the fee paid to Synacor for Services under this Agreement contemplates the cost to Synacor to provide ACA compliant medical coverage to employees enrolled in the Synacor's medical plan.
17.2 Synacor will indemnify and defend Client from and against all damages arising out of a claim by a third party against Client resulting from or alleged to have resulted from a breach of the foregoing Affordable Care Act provision.
17.3 Synacor will [*] under this Agreement. Thereafter, upon written request by CenturyLink, Synacor shall provide, pursuant to a reasonable deadline provided to Synacor in the written request, [*]. CenturyLink provides a secure portal with instructions for the provision of this report.
17.4 If Synacor uses subcontractors to provide professional services work hereunder, Synacor will contractually require the subcontractor to (i) comply with all applicable laws and (ii) if the subcontractor is a company, to maintain reasonable levels of insurance based on the work to be provided.
18.BUSINESS CODE OF CONDUCT AND ANTI-CORRUPTION.
As of the Effective Date, Synacor agrees to comply with the terms of the Client's Supplier Code of Conduct ("Supplier Code") found on the Supplier Portal at the following URL http://www.centurylink.com/aboutus/docs/CenturyLink_Supplier_Code_of_Conduct.pdf (available via http://www.centurylink.com/Pages/AboutUs/CompanyInformation/DoingBusiness/).
Synacor will comply with the terms and conditions of Client's Corporate Ethics and Compliance Program, as is more fully described in Exhibit A. If Synacor becomes aware of any violation of the Ethics and Compliance Program Synacor will notify Client.
Synacor and Supplier Personnel's obligations under this Agreement include compliance with the Foreign Corrupt Practices Act ("FCPA"), and all applicable anti-bribery and anti-corruption laws of other nations, which may include but not be limited to the UK Bribery Act (collectively, "Anti-Corruption Laws"). The FCPA prohibits U.S. issuers, such as Client and its affiliates (e.g., Savvis), from providing or offering to provide a payment or anything of value to a foreign (non-U.S.) government official, foreign political party, or candidate or other "foreign official" as defined under the FCPA, to influence an act, or decision of the official or of his government, or to secure an improper advantage, in order that Client obtain or retain business for itself or another. In performance of this Agreement, Synacor, its employees, contractors and affiliates will not (i) make or arrange any contact with or (ii) make or cause to be made, any payment or offer of anything of value to any foreign (non-U.S.) government official or political party, or candidate without prior written approval from Client Corporate Ethics and Compliance. If, in connection with the performance of this Agreement, anyone, including a government official or an agent thereof, requests or solicits Synacor to provide a payment or anything of value to influence an act or decision of the official or his/her government, or to secure an improper advantage, in order that Synacor or Client obtain or retain business for itself or another, Synacor will refuse to make such payment or provide such thing of value and will immediately report the incident to Client. Synacor further represents, warrants and certifies that to the best of its knowledge, it, and its Supplier Personnel, currently comply with, and shall continue to comply with, all applicable Anti- Corruption Laws in all countries in which it provides Services hereunder and will not take any actions that would result in a violation of Anti-Corruption Laws by Client or an affiliate. Any written approvals, incident reporting and/or questions regarding the obligations of Synacor hereunder shall be directed to IntegrityLine@CenturyLink.com.
19.COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The Parties agree that signatures that are faxed, photocopied or electronically stored or transmitted will be deemed to be originals, and both parties agree to accept and be bound by them.
IN WITNESS WHEREOF, the Parties hereto execute this Third ARMSA as of the Effective Date. Each person who signs below represents that such person is fully authorized to sign on behalf of the applicable party.

SYNACOR, INC.		QWEST CORPORATION

By:	/s/ Himesh Bhise	By:	/s/ Doug Nikaido
Name:	Himesh Bhise	Name:	Doug Nikaido
Title:	Chief Executive Officer	Title:	Procurement Manager
Date:	July 24, 2020	Date:	July 24, 2020

SCHEDULE A - PORTAL

1.DEFINITIONS. The following terms shall have the meanings set forth below for purposes of this Schedule A and the Agreement.
1.1 "Advertising Costs" mean any fees directly payable to third parties by either party to this Agreement for advertising or the provision of such advertising, including but not limited to ad serving and advertising management fees, [*].
1.2 "Advertising Sales Fee" means [*] of the Net Advertising Revenue from direct advertising sold by either party under the Agreement.
1.3 "Bandwidth Fees" has the meaning set forth in Section 4.1(a) of this Schedule A.
1.4 "Client Branded Portal" means, collectively and individually, the Residential Portal as more fully described in Section 2.a, and any business portal which is made part of this Agreement.
1.5 "Client Provider" means a third party from whom Client obtains distribution rights for the Client Sourced Content.
1.6 "Client Sourced Content" means the content provided by Client or Client Providers.
1.7 "Content" means non-digital rights management required content, including games, video, music, audio, images, graphics, statistics, and text that is viewable by or accessible to a Content Subscriber or User including without limitation (i) Synacor Sourced Content, Client Sourced Content, Portal Content, Premium Content, (ii) Programmer Content, and (iii) any logos, trademarks, service marks, meta data, or other materials made available therewith.
1.8 "Content Provider" means the Client Providers and Synacor Providers, collectively.
1.9 "Gross Advertising Revenue" means all money payable to Synacor or Client from all third party video advertising, banner advertising and other forms of advertising that appear on or within the Client Branded Portal or the Email Service provided hereunder, whether sourced by Client, Synacor or from a third party advertising partner of either party.
1.10 "Net Advertising Revenue" means for each month Gross Advertising Revenue less Advertising Costs and, if sold directly, any Advertising Sales Fee.
1.11 "Net Search Revenue" means all revenue received from a Search Services Provider related to the Client Branded Portal less actual Search Costs paid in the particular period.
1.12 "Portal Content" means Content that is free to the User and that is available without entering a username and password.
1.13 "Premium Content" means subscription- and fee-based Content that requires a username and password to access.
1.14 "Premium Offering" means a single product offered to Users that is made up of one or more Premium Content Products.
1.15 "Programmer Content" has the meaning set forth in Section 1(j) of Schedule C – Cloud ID.
1.16 "Residential Portal" means, the residential customer portal created and operated by Synacor as more fully described in Section 2.2 of this Schedule A below.
1.17 "Search Costs" are all direct payments, if any, made by Synacor to the Search Services Provider or Complimentary Search Services Provider(s) for such services related to the Agreement (which costs shall be reasonable and customary within industry practices). [*].
1.18 "Service Area" means those locations where Client or any of its affiliates serve as the incumbent local exchange carrier, provides high speed Internet services, or markets its' over the top services.
1.19 "Synacor Provider" means a third party from whom Synacor obtains distribution rights for the Synacor Sourced Content.
1.20 "Synacor Sourced Content" means the content provided by Synacor or Synacor Providers through Synacor.

2.SYNACOR SERVICES AND RESPONSIBILITIES. Synacor shall provide Client the following Services (which list is not exhaustive or intended to be exclusive):
2.1 Client Branded Portal. Residential mass market consumer and small business customers of Client and its Affiliates who have entered into a subscription agreement with Client or any of its Affiliates for Client's (or its Affiliates') high speed Internet access service (including broadband service) in the Service Area ("HSI Subscribers"), as well as, at Client's election and in Client's sole discretion, Client's (and its Affiliates') other customers and other public users ("Guests" and together with HSI Subscribers, "Users"), will have access to the Client Branded Portal.
(a) The Parties agree that Synacor shall provide to Client the Client Branded Portal through which Users will access content and/or services, except as otherwise set forth herein. Synacor shall provide the Services in a manner designed to minimize errors and interruptions.
(b) Notwithstanding the foregoing, the Services may be temporarily unavailable for scheduled maintenance or for unscheduled emergency repairs, by Synacor or by third-party providers, or because of other causes beyond Synacor's reasonable control; Synacor shall notify Client in all such events in accordance with Appendix 4 – Service Level Agreement and Customer Support Procedures.
(c) Cross-Sell / Up-Sell Marketing Display – Synacor will provide a carousel display (or such other display method to be agreed upon by the parties) and other inventory on the Client Branded Portal as mutually agreed upon by the parties, in which advertisements for Client's and its Affiliates' services (communications or other) may be included at no additional cost to Client. The parties will discuss in good faith the ability to target market specific offerings using Synacor's or Client's (or its Affiliates') and any business model associated therewith.
2.2 Residential Portals.
(a) Synacor will provide the Residential Portal branded in Client's reasonable discretion, and utilizing a URL to be provided by Client, that allows Users to search the Internet via the included search bar, provides direct access to any Synacor Email Service being provided as part of the Agreement, provides widgets for User customization, provides Client a platform to develop unique communications services offerings, and enables news and content for customization in accordance with prevailing industry standards.
(b) In addition, Synacor will provide Users access to [*] (the initial description of which is included in the Service Description – Portal, attached to this Schedule A), but will not offer Users [*] without Client's prior written consent. Provision of Content on the Residential Portal shall be subject to the terms and conditions set forth in this Agreement, and specific Content may change from time to time as Synacor modifies its Content Providers and the Synacor Sourced Content mix (provided that such changes are reasonable in frequency and scope and Client is given at least [*] advance notice thereof in order to train necessary Client personnel, except to the extent Synacor receives less than [*] notice from the Synacor Provider, in which case Synacor will give Client as much notice as is reasonably practical).
(c) The Residential Portal will include Search Services as more fully described in Appendix 1, and Advertising Services as more fully described in Appendix 2.
(d) Client will receive dedicated space on the front page of each Residential Portal, above the fold, for links or access to Client destinations (e.g., [*]); other than the above-the-fold requirement, the specifics of where on the page and how much space will be allotted to Client will be mutually agreed by the parties.
2.3 Delivery of Content.
(a) Synacor will include [*] on the Client Branded Portal as set forth in the attached Service Description – Portal. In collaboration with Client, Synacor shall determine the look, feel, size and placement of any Content on the Client Branded Portal.
(b) All licenses, rights, title, interest and Intellectual Property Rights of any kind in and to the [*] are entirely owned by and reserved to Synacor or the applicable Synacor Provider. No title to or ownership of any [*] and/or any part thereof is transferred to Client or to any third party. While Synacor has the right to include the [*] on the Client Branded Portal, nothing herein shall grant Client a right to display or otherwise use the [*] for any purpose. Additionally, no license is granted to Client to use any trademarks, service marks or logos of any of the Synacor Providers.
(c) Client acknowledges and agrees that Synacor shall have the right to remove any Content immediately upon notice to Client: (i) if Synacor reasonably believes the distribution of such Content exposes it to potential legal liability or (ii) in the event that a Content Provider ceases to operate a site or produce or distribute such Content.

(d) The right to display the [*] on the Client Branded Portal shall expire upon the expiration or earlier termination of the agreement pursuant to which distribution rights and license to such [*] were obtained. Neither Synacor nor a Synacor Provider shall have any liability in the event [*] is removed from the Client Branded Portal for any of the reasons set forth in this Section.
2.4 Service Level Agreement and Customer Support Procedures. Synacor will provide the Service Levels and Customer Support described in Appendix 4 – Service Level Agreement and Customer Support Procedures.
2.5 User Experience.
(a) Following the launch of the new Residential Portal, [*] during the Initial Term, or at an otherwise mutually-agreeable frequency, usability testing will be conducted by an independent firm regarding the Client implementation of the Synacor platform(s) for [*] to obtain [*]. The Parties will agree on a testing firm and the testing methodology. [*]. The Parties will review the test results and determine if and how to improve the products which may include prioritizing UX work requests into development cycles.
(b) In order to identify and appropriately prioritize projects for improving the products, Client agrees to [*]. Furthermore, Client may in its sole discretion, [*].
(c) Synacor will use commercially reasonable efforts to incorporate such identified and mutually agreed upon projects related to user feedback into releases. Synacor and Client will actively track and report to each other customer experience enhancements. [*] the parties will review customer experience projects implemented in the previous [*]. Projects should be associated with corresponding customer feedback or user testing when applicable.
(d) Synacor and Client will incorporate customer experience and retention metrics in a standard scorecard that will be reviewed [*].
3.CLIENT RESPONSIBILITIES.
3.1 URL. Client will obtain and provide a unique URL for the Residential Portals.
3.2 Marketing Services. Client will use best efforts to market the Services as a value proposition of Client's high speed Internet offerings in the Service Area. The manner and amount of such marketing efforts shall be reasonably determined solely by Client. Client may advertise the Content and use the Synacor Provider's marks only as strictly authorized in writing by Synacor in advance.
3.3 Installation Routine. Throughout the Term (except during the Wind-Down ), Client may [*].
3.4 Terms of Use. Client shall be responsible to provide terms of use it wishes to include on the Client Branded Portal. However, Synacor may provide terms of use to be included on the Client Branded Portal related to the rights and restrictions associated with use of the Synacor Sourced Content, and Client agrees to incorporate such terms into either its terms of use or otherwise allow Synacor to include them on the Client Branded Portal where appropriate.
3.5 Best Practices. Client will follow the best practices identified in Section 7 below.
4.FINANCIAL TERMS.
4.1 Fees. During the Term, the following financial payment terms shall apply:
(a) Search Services Revenue Share: Synacor shall distribute to Client [*] of the Net Search Revenues. Synacor will retain for its own share [*] thereafter of monthly Net Search Revenues.
(b) Advertising Revenue Share: Synacor and Client's applicable share of advertising revenue on the Client Branded Portal will be calculated as follows and distributed in accordance with the following:
(i) Where advertising is [*], [*] associated Net Advertising Revenue shall be split [*] to Client and [*] to Synacor.
(ii) Where advertising is [*], the party [*] shall [*] and the remaining [*] of Net Advertising Revenue shall be split [*] to Client and [*] to Synacor.
(c) Carriage Fees: From time to time, Client may request Synacor to integrate Client Sourced Content into the Client Branded Portal and to utilize Synacor's single sign-on functionality associated therewith. In such event, Synacor will provide the initial integration [*], and Client will pay to Synacor a [*] (and in the event the parties [*], Client and Synacor shall mutually agree upon [*]). Any fee paid to Synacor in accordance with this subparagraph (e) shall be referred to as a "Carriage Fee". However, in the event Synacor has contractual relationships with such providers, Client may consider, in its sole and absolute discretion, having Synacor implement such Content pursuant to Synacor's relationship with the provider instead of Client's direct relationship with such provider; provided however, the parties understand and agree that nothing contained in this sentence shall create any obligation for Client to implement such Content through Synacor's direct relationships with any of such providers.
4.2 Payment Terms. Any fees due from Client to Synacor shall be due [*] days after receipt of the applicable invoice, or [*]. Client's applicable share of Net Search Revenue and Net Advertising Revenue that is due to Client from Synacor pursuant to the terms and conditions above will be due [*] days after the end of each quarter in which the applicable fee was incurred. All invoices, supporting documentation and revenue reconciliation data shall be transmitted via secure and encrypted communication.
5.OPEN API AND RSS FEEDS.
5.1 From time to time, Synacor may include certain functionality on the Client Branded Portal that Synacor has integrated via publicly available open APIs, RSS feeds, or similar technology. The providers of open APIs and RSS feeds often (i) do not include product representations, warranties or indemnifications in their terms of use, (ii) make no commitment that the functionality will continue to be available, and (iii) disclaim liability associated with such products. Synacor will pass through to Client any warranties or indemnities related to such products that Synacor is not prohibited from passing through to Client, but Synacor shall have no obligation to do so where Synacor is not permitted to do so or where no express warranty or indemnity is provided to Synacor. Synacor shall also inform Client promptly, but at least within [*], if it learns or believes that any such products would not work properly on the Client Branded Portal or could cause harm to Client or Users or disruption or harm to any of the Services.
5.2 If Client elects to have Synacor include functionality made available through open APIs, RSS feeds, or similar technology on the Client Branded Portal, notwithstanding anything to the contrary in this Agreement, the following will apply thereto:
5.3 SUCH FUNCTIONALITY IS PROVIDED ON AN "AS IS" BASIS, AND SYNACOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT THERETO AND ANY USE OR INABILITY TO USE SUCH FUNCTIONALITY. SYNACOR DISCLAIMS ALL WARRANTIES RELATED THERETO, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND CLIENT MAY ONLY LOOK TO THE PROVIDERS OR OWNERS OF SUCH FUNCTIONALITY FOR WARRANTIES (IF ANY);
5.4 EXCEPT TO THE EXTENT SYNACOR HAD PRIOR KNOWLEDGE OF THE LIKELIHOOD OF ANY SUCH FUNCTIONALITY TO BE UNUSABLE OR CAUSE DAMAGE OR DISRUPTION TO THE SERVICES, AND UNLESS CLIENT KNOWINGLY (AFTER NOTICE FROM SYNACOR) CHOOSES TO ASSUME THE RISK OF SUCH FUNCTIONALITY BEING UNUSABLE OR CAUSING DAMAGE OR DISRUPTION TO THE SERVICES, SYNACOR DISCLAIMS ANY LIABILITY FOR ANY DAMAGES OF ANY KIND ARISING FROM USE OF, OR INABILITY TO USE, SUCH FUNCTIONALITY, OR FROM ANY REMOVAL OF SUCH FUNCTIONALITY FROM THE CLIENT BRANDED PORTAL, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOST DATA, BUSINESS OR ANTICIPATED PROFITS; AND
5.5 EXCEPT TO THE EXTENT SYNACOR HAD PRIOR KNOWLEDGE OF THE LIKELIHOOD OF ANY SUCH FUNCTIONALITY TO BE UNUSABLE OR CAUSE DAMAGE OR DISRUPTION TO THE SERVICES AND UNLESS CLIENT KNOWINGLY (AFTER NOTICE FROM SYNACOR) CHOOSES TO ASSUME THE RISK OF SUCH FUNCTIONALITY BEING UNUSABLE OR CAUSING DAMAGE OR DISRUPTION TO THE SERVICES NOTWITHSTANDING ANY INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT, SYNACOR WILL NOT INDEMNIFY CLIENT (OR ANY OTHER PARTY) FOR ANY CLAIMS RELATED TO SUCH FUNCTIONALITY OR ANY USE THEREOF. IF AT ANY POINT CLIENT HAS CONCERNS ABOUT THE FUNCTIONALITY OR ANY USE THEREOF, CLIENT SHALL REMOVE OR REQUEST REMOVAL OF THE FUNCTIONALITY FROM THE CLIENT BRANDED PORTAL.
6.OPTIONAL SERVICES. In addition to the Services identified in Section 2 of this Schedule A, Synacor shall make the following optional Services available to Client for an additional cost to be determined upon request:
6.1 Distribution of Client Sourced Content.

6.2 DNS Redirect Services. The parties will discuss in good faith DNS and HTTP error traffic redirect services to determine if Synacor is able to provide a solution that (i) meets all of Client's then-current privacy, security and internal corporate policies, (ii) provides services and service levels similar to Client's current offerings, and (iii) provides Client with no less compensation in revenue share (utilizing similar practices to what Client utilizes currently).
7.BEST PRACTICES. At all times during the Term, Client shall comply with the following best practices. Failure to comply with these best practices shall be a material breach of the Agreement.
        [*]
8.RESTRICTIONS.
8.1 The Search Services search bar shall only be located on the Client Branded Portal, included Search results page, included e-mail page, and in any other mutually agreed upon Services. Client's commercial webpage, small business pages (to the extent not included as part of the Client Branded Portal), business markets group pages (if any) and wholesale pages (if any) are separate and independent of this Agreement and not included in or covered by any obligations herein.
8.2 All Services shall be provided by Synacor in accordance with prevailing industry practices and subject to Client's reasonable approval.

Service Description – Portal
Schedule A
Master Services Agreement

Included Content
The below-listed types of Content will be provided by Synacor and integrated into the Client Branded Portal initially after the Effective Date. Such initial Content may change from time to time as Synacor modifies its Content suppliers and Content mix. Client will be notified in writing of any changes to Content suppliers and Content mix. Synacor will provide [*] review of the offered content and changes in providers.

[*]

SCHEDULE B - EMAIL

1.DEFINITIONS. The following terms shall have the meanings set forth below for purposes of this Schedule B and the Agreement.
1.1 "Active Mailbox" means an email mailbox that has been created within the Synacor Email Service and is accessed at [*].
1.2 "Advertising Costs" mean any fees directly payable to third parties by either party to this Agreement for advertising or the provision of such advertising, including but not limited to ad serving and advertising management fees, [*].
1.3 "Advertising Sales Fee" means [*] of the Net Advertising Revenue from direct advertising sold by either party under the Agreement.
1.4 "Email Fee" has the meaning set forth in Section 4.2(a) of this Schedule B.
1.5 "Email Service" means the managed email service as described in Section 2 of this Schedule B.
1.6 "Gross Advertising Revenue" means all money payable to Synacor or Client from all third party video advertising, banner advertising and other forms of advertising that appear on or within the Client Branded Portal or the Email Services provided hereunder, whether sourced by Client, Synacor or from a third party advertising partner of either party.
1.7 "Inactive Mailbox" means an email mailbox that has been created within the Synacor Email Service and [*].
1.8 "Mailbox" means an email mailbox that has been created within the Synacor Email Service, and cumulatively includes Active Mailboxes, Inactive Mailboxes, and Nonactive Mailboxes.
1.9 "Net Advertising Revenue" means for each month Gross Advertising Revenue less Advertising Costs and, if sold directly, any Advertising Sales Fee.
1.10 "Net Search Revenue" means all revenue received from a Search Services Provider related to the Client Branded Portal less actual Search Costs paid in the particular period.
1.11 "Nonactive Mailbox" means an mailbox that has been created within the Synacor Email Service and [*].
1.12 "Search Costs" are all [*], if any, made by Synacor to the Search Services Provider or Complimentary Search Services Provider(s) for such services related to the Agreement (which [*]). Synacor will, as part of its [*] to Client, provide its Search Costs, including, to the extent contractually permitted by the Search Services Provider and any Complimentary Search Service Providers, [*].
1.13 "Service Area" means those locations where Client or any of its affiliates serve as the incumbent local exchange carrier, provides high speed Internet services, or markets its' over the top services.
2.SYNACOR SERVICES AND RESPONSIBILITIES. Synacor shall provide Client the following Services (which list is not exhaustive or intended to be exclusive):
2.1 Consumer and Business E-mail.

(a)  Synacor will provide managed business and consumer customer email capability for Users [*] (the "Email Service"). The Email Service will be provided [*], as of the Effective Date, are delineated in the Service Description – Email, attached to this Schedule B. Client will at all times (throughout the Term and thereafter) own the User email accounts and have complete control of the domain naming rights. Synacor will [*] for the Email Service. Storage limits, retention practices and deactivation rules will be as set forth in the Service Description – Email, provided that if Client wishes make revisions thereto, an additional fee may apply. Client acknowledges that the Email Fees set forth herein are dependent upon the following, and Client agrees that it will, to the extent it offers an email service to its HSI residential email customers during the Term of this Agreement, [*].

(b) Client acknowledges that Synacor [*]

2.2 Advertising Services. Email Service will include Advertising Services as more fully described in Appendix 2 – Advertising Services.
2.3 Search Services. Email Service will include Search Services as more fully described in Appendix 1 – Search Services.
2.4 Business Email Termination. Client may, at its option at any time during the Term, terminate the requirement of Synacor to provide email capability for its business customers. Client will provide written notice to Synacor of its desire to terminate Synacor's email obligation for small business customers at least [*] days prior to its desired start date for migration. For a [*], if any, and in a mutually agreed timeframe, Synacor will assist and cooperate with Client to migrate data associated with the managed Email Service for its business customers to Client or Client's designated third party.
2.5 Service Level Agreement and Customer Support Procedures. Synacor will provide the Service Levels and Customer Support described in Appendix 4 – Service Level Agreement and Customer Support Procedures.
3.CLIENT RESPONSIBILITIES.
3.1 URL. Client will obtain and provide a unique URL for residential customer email.
3.2 Marketing Services. Client will use best efforts to market the Services as a value proposition of Client's high speed Internet offerings in the Service Area. The manner and amount of such marketing efforts shall be reasonably determined solely by Client.
3.3 Best Practices. Client will follow the best practices identified in Section 5 below.
4.TERM & FINANCIAL TERMS.
4.1 Term. Notwithstanding Section 7.1 of the Agreement, the Term applicable to the Email Services being provided under this Schedule B shall not [*] without subsequent written agreement of the Parties.
4.2 Fees. During the Term, the following financial payment terms shall apply:
(a) Email Fees: Client shall pay Synacor [*] for Email Service (the "Email Fee") in accordance with the following schedule:
        [*]
(b) Additional Email Service Fees: Client shall pay Synacor an Additional Email Service Fee of [*] for each [*] above the allotted number of Mailboxes permitted by Section 4.2(a) for any [*] where Client's Mailboxes exceed the number included with the applicable Email Fee (each increment an "Additional Email Service Fee"). [*].
(c) Advertising Revenue Share: Synacor and Client's applicable share of advertising revenue on the Email Services and other mutually agreed upon Services will be calculated as follows and distributed in accordance with Section 4.1(a) of this Schedule B:
i. Where advertising is [*], all associated Net Advertising Revenue shall be split [*] to Client and [*] to Synacor.
ii. Where advertising is [*], the party [*] and the remaining [*] of Net Advertising Revenue shall be split [*] to Client and [*] to Synacor.
(d) Search Services Revenue Share: Synacor shall distribute to Client [*] of the Net Search Revenues. Synacor will retain for its own share [*] thereafter of [*] Net Search Revenues.
4.3 Payment Terms – Any fees due from Client to Synacor shall be due [*] days after receipt of the applicable invoice, or [*]. Client's applicable share of Net Search Revenue and Net Advertising Revenue that is due to Client from Synacor pursuant to the terms and conditions above will be due [*] days after the end of each quarter in which the applicable fee was incurred. All invoices, supporting documentation and revenue reconciliation data shall be transmitted via secure and encrypted communication.
5.BEST PRACTICES. At all times during the Term, Client shall comply with the following best practices. Failure to comply with these best practices shall be a material breach of the Agreement.
        [*]

6.RESTRICTIONS.
6.1 The Search Services search bar shall only be located on the Client Branded Portal, included Search results page, included e-mail page, and in any other mutually agreed upon Services. Client's commercial webpage, small business pages (to the extent not included as part of the Client Branded Portal), business markets group pages (if any) and wholesale pages (if any) are separate and independent of this Agreement and not included in or covered by any obligations herein.
6.2 All Services shall be provided by Synacor in accordance with prevailing industry practices and subject to Client's reasonable approval.
Service Description – Email
Schedule B
Master Services Agreement

1.Features. The Email Service will incorporate the following features and functionality, [*] as of the Effective Date (and the parties may, by agreement, change these features and functionality during the Term):
(a)Easy-to-use, intuitive webmail User interface consistent with and comparable to existing competitive webmail interfaces.
(b)Mobile interface appropriate for phone- and tablet-sized screens
(c)Support for full RFC-compliant POP protocol; IMAP compatibility will also be provided.
(d)Commitment to maintain, throughout Term, industry competitive User features such as HTML messages, capacity to handle large attachments ([*]), contacts/address book, inline spell checking and other features providing dynamic right- click menus, roll-over informational pop-outs, CAPTCHA human verification challenge, and competitive technologies.
(e)Large mailboxes: Size will be [*] such that the average mailbox size is [*].
(f)Rich, interactive calendar functionality using a web browser or mobile device with compliant browser using IMAP or POP protocols. CalDAV standard support is also available.
(g)Robust filtering rules capable of features such as forwarding, filtering based on headers, subject to, from, body, attachments, and other variables, auto-sorting into designated folders or tags, and the ability to auto- delete messages based on filter criteria.
(h)Anti-virus, anti-phishing, and anti-spam filtering consistent with and comparable to industry standards and that is compatible with and will not interfere with typical desktop security and anti-virus software; ability to auto-file or tag identified messages to junk or similar folder, and ability to auto-delete such detected messages. Additional User configurable anti-spam filtering will be provided.
(i)Search technologies; ability to search within messages, contacts, and calendars based upon headers, subject, to, from, body, and other variables.
(j)Organization: delivering the ability to view threaded conversations, to organize by folder and by tags, to drag and drop items among elements, to resize panes, to preview messages in preview pane via AJAX or similar technologies, to dynamically detect and act upon dates, e-mail addresses, and URLs within messages, and to store drafts and track sent messages.
(k)Topology: ability for Client and User to create and manage parent and child account hierarchies with associated control mechanisms through API and web-based administrative interface. Ability of parent to manage and control child accounts such as adding, deleting, and modifying.
(l)Administrative API and web-based interfaces which permit Client to provide Tier 1 support to Users.
(m)Synacor shall provide Tier 2 and beyond support.
2.Management. The managed Email Service will also include the following management services from Synacor:
(a)Email-optimized operating system, applications, applications management, and user interfaces.

(b)Security- and quality-related updates to the core operating system and the user experience.
(c)Selection and operation of scalable object storage that stores, shares, synchronizes, protects, and preserves data files.
(d)Operation of distributed architecture that enables maintenance and upgrades with minimal downtime.
(e)Single Point of Contact for product and operational concerns.
(f)Engagement with and management of all vendors required to develop and deliver the managed Email Service.
(g)Client understands that managed Email Service is based on a single data center with short-term data recovery options, which currently consists of three days of daily snapshots.
3.Hosting: The managed Email Service will also include the following hosting services from Synacor:
(a)Synacor utilizes SSAE16-certified facilities to ensure strict control of access to the physical infrastructure.
(b)Synacor follows role-based access control, granting systems access to only the personnel who require it as part of their job function.
(c)Synacor will ensure appropriate capacity for the Mailboxes based on Email Fee requirements set forth in Section 4 of Schedule B – Email at an average size of [*]. Should the Client alter policies that results in an increased average mailbox size, [*]. Any changes that will result in an additional expense will be identified by Synacor in writing. Client must provide written approval of such cost prior to the cost being incurred.
4.Security. The managed Email Service will also include the following security protections from Synacor:
        [*]
5.Use of User Information in Emails. Neither Synacor nor any vendor or contractor to Synacor shall use any information contained in User e-mails (inclusive of the content of the e-mails and also the header, subject and packet-type information, etc.), for advertising or any other purpose. The foregoing notwithstanding, Synacor and Synacor contractors, agents or partners may [*]. Client shall notify Users that such actions will take place.
6.Retention Rules. The managed Email Service shall comply with the following retention rules, subject to change by Client upon reasonable notice to Synacor. [*]. Any changes that will result in an additional expense will be identified by Synacor in writing. Client must provide written approval of such cost prior to the cost being incurred.
(a)Messages reasonably deemed to be SPAM will reside in the User's SPAM folder for [*] and will then be purged.
(b)Messages in the User's Trash folder will be purged after [*].
(c)Unread messages in a User's Inbox for more than [*] will be deleted.
(d)NonActive Mailboxes never logged into for [*] will be suspended at such time and then deleted after a period of an [*].
(e)Active Mailboxes with [*] will be suspended at such time, and then deleted after a period of an [*].
(f)Usernames associated with deleted mailboxes will be reserved for [*], at which time these usernames will be made available to other Subscribers.
(g)Notwithstanding the aforementioned usernames, no other data will be preserved for deleted mailboxes. Messages to deleted mailboxes will not be delivered.

SCHEDULE C – CLOUD ID

The following are the terms and conditions upon which Synacor will provide Cloud ID Services to Client.

1.Definitions

(a)“Channel” means an online counterpart to a single television channel. [*]. Any given Programmer may own the rights to Programmer Content on a number of Channels, and certain Programmer Content may be included on more than one Channel.

(b)"Content" has the meaning set forth in Section 1.8 of Schedule A – Portal.

(c)“Content Subscriber” means an end user that subscribes to the Content related to which Client has requested the use of the Cloud ID Services.

(d)“Client’s Website” means Client’s website on which Client’s subscribers may be authenticated and authorized pursuant to this Amendment.

(e)“Cloud ID Platform” means Synacor’s modular identify management platform that offers a single integration point for participants in an on-line access control framework.

(f)“Cloud ID Services” shall have the meaning set forth in Section 2(a).

(g)“GUID” means a globally unique identifier.

(h)“Offering” means a Content or service offering made available through Client (other than Programmer Content) to which Client allows access to some or all of its subscribers based on predetermined Client- criteria or without restriction.

(i)“Programmer” means a provider of Programmer Content.

(j)“Programmer Content” means television video programming accessible via the Internet by authenticated and authorized users, and any logos, trademarks, service marks, meta data, or other materials owned and/or made available by a Programmer.

(k)“Provider” means a Programmer, Synacor Provider, Client Provider, or other provider of an Offering.

(l)“Provider Marks” means the Providers’ logos, product and service names, trademarks, service marks, and domain names.

(m)“Technology Property or Technology Properties” means any mutually agreed digital device, application, or technology on which end users will be able to authenticate and authorize through the Cloud ID Services pursuant to this Schedule J, which will include, but not be limited to, Providers’ applications, and Client’s Website, and may include smart phone or tablet applications, Smart TVs, Providers’ websites or other mutually agreed upon devices, applications, or technologies.

(n)“Transition Period” shall have the meaning set forth in Section 6(c) of this Schedule J.

(o)“Transition Services” shall have the meaning set forth in Section 6(c) of this Schedule J.

2.SYNACOR SERVICES AND RESPONSIBILITIES
(a)Cloud ID Services. Client desires to provide a subset or all of its subscribers the opportunity to consume Content via the Internet pursuant to the subscriber’s agreement with Client and Client’s agreement with the applicable Providers, and to define the criteria by which such consumption will be made available to its subscribers. Synacor will provide a Cloud ID Service whereby the criteria of eligibility for subscribers will be determined from data provided by Client to Synacor combined with data received by Synacor from Providers. Such determination will then be communicated as appropriate to enable subscribers to consume relevant associated Content. Subject to the terms and conditions of the Agreement, Synacor shall provide the foregoing services as described in Exhibit A (the “Cloud ID Services”).

(b)Data.

(i)Client acknowledges that some Programmers outsource certain authentication and authorization services to third party service providers, such as Adobe Pass (the “Programmer Vendors”), and that, in order for Synacor to provide certain Cloud ID Services associated with such Programmers, Synacor must pass [*]. In connection therewith, Synacor and Client agree as follows:

         [*]

(c)Limitations.

(i)In addition to those limitations set forth under Section 2.4 of the Agreement, Client acknowledges and agrees that Synacor will not be responsible for, nor liable in connection with (A) the quality or substance of Content as provided by the Providers; (B) Provider’s willful or negligent acts or omissions; or (C) incorrect data provided by Client or a Provider.

(ii)Client acknowledges and agrees that integration of Content from certain Providers may require such Provider’s prior consent, and Client shall be responsible for obtaining such consent. Synacor shall not be liable for any delays resulting from failure of a Provider to provide such consent.

(d)Reporting. Synacor shall provide the following reporting to Client on [*] basis (by [*]):

         [*]

To the extent Client wishes to receive additional reporting from Synacor, [*].

3.CLIENT RESPONSIBILITIES
(a)Rights to Content. Client shall ensure that it has all rights and licenses necessary from all Providers with which it wishes Synacor to integrate its Cloud ID Platform [*]. Synacor shall not be obligated to begin integration of the Cloud ID Services related to any Provider with whom Client does not yet have an agreement in place granting Client such rights. If at any time during the Term, such rights or licenses terminate or are modified in any way that affects the Cloud ID Services provided hereunder; Client will provide Synacor written notice thereof within no more than ten (10) business days after Client becomes aware of such termination or modification. If the termination or modification will be effective in less than ten business days from the date Client becomes aware thereof, Client will provide notice to Synacor immediately upon its awareness thereof. In the event such rights or licenses are terminated, Client will promptly modify its backend systems to disallow Client’s subscribers from accessing, viewing or consuming Content on the Technology Properties using the Cloud ID Services. If such rights or licenses are modified, Client will promptly make the necessary changes to comply with such modification. Synacor shall not have any liability to Client in the event Synacor disables the integration of the Cloud ID Services with the terminated Provider upon receipt of notice from Client indicating its rights or license to such Provider’s Content has terminated.

(b)        Entitlements Data - Client understands and agrees that any authorization that occurs through the Cloud ID Services is based on Client’s data that identifies which end users are authorized to access certain Content online based on their subscription rights. Client will ensure that it accurately maintains its data with regard thereto, provides Synacor continuous access to such data, and will not, at any time, permit access to Content to any end users who are not entitled to such access. Synacor agrees that such data is owned by Client, and Synacor shall only have the right to use such data to fulfill its obligations under this Schedule J and the Agreement. Client shall also ensure that each Provider provides Synacor the necessary

Content, data, and assistance to perform the integration with such Provider, and that the data provided by each Provider is accurate.

(c)Compliance with Provider Requirements – Providers may from time to time, require Synacor to pass through to Client certain requirements in order to allow the integration of such Provider’s Content with the Cloud ID Platform. To the extent a Provider has specified any such requirements to Synacor, Synacor will provide Client a separate attachment to the Agreement specifying such Provider requirements. If Client wishes to allow its end users access to such Provider’s Content online, such attachment will be executed by the parties and become a part of the Agreement.

(d)Test Accounts – Client will, upon Synacor’s request, supply test accounts to enable Synacor to effectively test (in test, if available, and production environments) all software releases related to the Cloud ID Services. The number of test accounts provided and the specific attributes of these accounts will be determined by the parties in their reasonable discretion by the overall functionality that must be tested, provided however that Client understands and agrees that if the test accounts are required by a Programmer, the integration of such Programmer may not be possible without the test accounts. These accounts are to be maintained by Client throughout the Term for the testing of regular software releases and monitoring of the product functionality in the live environment. As account profiles change and functionality is added, Client will provide additional test accounts or modify existing test accounts as reasonably requested by Synacor. Client understands and agrees that without the test accounts, Synacor is not able to properly test and monitor the proper functioning of the software underlying the Cloud ID Services and Client’s specific implementation thereof.

(e)Determination of Launch Dates – Client agrees not to commit to a launch date for any Provider, Channel or Offering, as the case may be, without Synacor’s input and agreement. Synacor will coordinate with Client in advance to plan the transition to Synacor’s Cloud ID Services back-end platform. Synacor agrees that prior to any such change being deployed in the production environment, Client will have the option to test and approve such change to ensure that the user experience and features/functionality after the transition to the Cloud ID Service is substantially similar to the user experience and features/functionality before the transition. For any other changes related to the Cloud ID Services that will materially impact the Client’s end user experience or Client’s features/functionality, Client will be notified in advance by Synacor and Client will have an opportunity to review such changes prior to them being deployed in the production environment. If such changes are also unique to Client, Client will have the opportunity to review and approve such changes. No changes will be implemented that materially degrade the user experience or features/functionality unless mutually agreed to by the parties and Client will not unreasonably withhold the approvals referenced in this Subsection 3(e).

4.META-DATA. In the event Synacor includes meta-data related to the Programmer Content sourced from one or more non-Programmer third parties as part of the Cloud ID Services, Synacor and its licensors shall retain all right, title and interest in and to such meta-data and Client shall not display or use such meta-data for any purpose.

5.CLOUD ID FEES & TERM.
(a)Fees. Client will pay Synacor a [*] for the Cloud ID Services in the amount of [*] per [*] through [*]. Beginning [*] and for each [*] of the Cloud ID Term thereafter, the [*] for the Cloud ID Services will be [*] per [*] only if [*]; otherwise, the fee will revert to [*] each [*] for the remainder of the Cloud ID Term. [*] pricing includes [*]. [*]
(b)Term. The Cloud ID Services described in this Schedule C – Cloud ID will be provided under the terms and conditions of the Agreement for an initial period of [*] months (the "Initial Cloud ID Term"), and thereafter automatically renew for successive periods of [*] months each (each, a "Renewal Cloud ID Term", and together with the Initial Cloud ID Term, the "Cloud ID Term") unless Client provides written notice of non-renewal at least [*] days prior to the end of the then-current Cloud ID Term, or unless the Agreement otherwise expires or is terminated in accordance with its terms.

6.REMOVAL OF PROVIDERS AND TRANSITION OF CLOUD ID SERVICES.

(a)Client’s Request to Remove Individual Providers. Except with regard to termination of Client’s rights in Provider Content which is addressed in Section 3(a), Client shall have the right to request that Synacor disable the Client’s integration of Cloud ID with a given Provider or Channel upon [*] days’ notice to Synacor and Synacor shall disable within such [*] days’ notice (or such later date as requested by Client).

(b)Synacor’s right to Remove Individual Providers. Synacor shall have the right to disable any integration with any Provider’s Content upon prior notice to Client: (i) if Synacor reasonably believes the distribution of such Content would result in the violation of third party intellectual property rights or otherwise exposes it to potential legal liability; (ii) in the event a Provider ceases to produce or distribute such Content, or (iii) if an agreement between Synacor and a Provider, that gave Synacor the right to integrate with any Provider’s Content, expires or terminates; provided that, if Synacor knows, at least [*] days prior to any expiration or termination of such Provider agreement, that such agreement will expire or terminate, as the case may be, Synacor will provide [*] days’ notice to Client, and if Synacor has less than [*] days prior notice, Synacor will provide as much notice to Client as is reasonably practical under the circumstances, (iv) if the Provider Content or the integration is causing Cloud ID Platform or the Cloud ID Services to malfunction, (v) the Provider Content does not display properly (unless such issue is caused by Synacor) or (vi) if Synacor’s right to integrate such Provider Content otherwise ceases. In each case, Synacor will give Client as much notice as is reasonably practical in such circumstances and, if the circumstances allow, will work with Client in good faith to both resolve issues prior to disabling any integration and to re-enable as soon as the applicable issue is resolved. If Providers are disabled in accordance with subsections (iii) and (vi) above, and such need to disable was not caused by or related to Client’s actions or omissions, or Client’s agreement for the Provider Content, the parties will negotiate fee reductions in good faith related to such reductions in Services. However, the parties agree that such reductions would be limited to a material reduction in the Cloud ID Service provided, and no reduction would be requested for immaterial reductions in the number or type of Providers.

(c)Transition Services. Upon the expiration or termination of the Agreement for any reason other than Client’s breach or if Synacor removes a Provider pursuant to Section 6(b), Client shall have the right, at its option, to require [*] (the “Transition Services”) for a period not to exceed [*] from the date of such expiration or termination in order that Client may achieve an orderly transition of such Services to another vendor (the “Transition Period”). The terms and conditions upon which Synacor shall provide such Transition Services, shall [*]; provided, however, that (i) in the event that Synacor terminated the Agreement for cause due to Client’s failure to pay any amounts due and owing to Synacor, then Client shall be required to [*]. Synacor shall also, during any period in which it is providing transition services, and for [*], use commercially reasonable efforts to provide such other reasonable transition assistance as may be required from time to time.

7.CLOUD ID SPECIFIC INDEMNITIES. Client shall indemnify, defend and hold Synacor harmless from and against any and all Claims suffered or incurred by Synacor from any third party claim arising out of or relating to
(i) the inaccuracy of any of the Client-provided Account Information or other Client Materials, (ii) violation of Client’s obligations under Section 3(a) of this Schedule J, and (iii) Synacor’s disabling of an integration with any given Provider at Client’s request.

8.LIMITATIONS OF LIABILITY. WITH REGARD TO THE SERVICES PROVIDED UNDER THIS SCHEDULE J, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE AGREEMENT, EXCEPT FOR INDEMNITY OBLIGATIONS OR BREACH OF CONFIDENTIALITY OBLIGATIONS (I) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AGENTS, AFFILIATES, CLIENTS, OR ANY OTHER PERSONS, FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND (II) IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY AND ALL CLAIMS, IN THE AGGREGATE, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF ITS

OBLIGATIONS HEREUNDER EXCEED [*] DURING THE [*] PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

Service Description – Cloud ID
Schedule C
Master Services Agreement

I.CLOUD ID SERVICE DESCRIPTION

The Cloud ID Services shall be provided by Synacor solely to customers of Client’s Prism offering (or successor brand). The key features of Cloud ID Services, served from a single data center with disaster recovery, to be deployed by Synacor for Client are:

        [*]

II.CLOUD ID SERVICES - OVERVIEW, INTEGRATION, AND INFORMATION

1.  Cloud ID Overview: The Cloud ID Services perform the following functions:

        [*]

2.   Integration of the Cloud ID Platform with Providers’ Properties:

[*]

3.   Client Backend Integration with the Cloud ID Platform (if an identity proxy):

        [*]

4.   Client’s Provision of Account Information:

        [*]

5.   Protection of User and Provider Information:

        [*]

6. [*]

[*]

APPENDIX 1 - SEARCH SERVICES
The following sets forth the terms and conditions by which the Parties will work together to facilitate the delivery of search related Services to Users and is incorporated into any Service Schedule that references it.
1.Definition of Search Services and Selection of Search Services Provider. [*] "Search Services" are a subset of "Services" for all purposes of this Agreement. Search Services do not include searches or other entries in an address bar or mis-typed URLs in an address bar, and none of those shall be subject to the exclusivity provisions of this Schedule.
a.Operation of Search Services. Each time a User enters a search request in a search box (a "Search Query"), Synacor shall return to such User a set of up to [*] (each such set being referred to as a "Search Results Set") and additional paid links ("Sponsored Links" or "AFS Ads") as agreed to by the Parties. A Search Query will only return search results (including Sponsored Links) unless otherwise authorized in writing by Client; information entered as a Search Query may not be used to or for User profile-building by Synacor. Synacor is unable to affirm that the Search Services Provider is not building a User profile based on a Search Query.
b.Hosting and Control. At all times during the Term Synacor shall: (a) deliver and manage any and all pages that comprise the Client Branded Portal on which Search Services are provided; (b) maintain complete technical and editorial control of such Client Branded Portal (except as otherwise provided in the Agreement); and (c) act as the intermediary for all transmissions between Search Services Provider and such sites.
2.Disclaimers. Client understands and agrees that, to the extent permitted by law, Search Services Provider shall not be liable for any damages, whether direct, indirect, incidental or consequential, arising from the Client Branded Portal's access to or use of the Search Services.
3.No Warranties. Client understands and agrees that notwithstanding anything to the contrary in the Agreement Synacor disclaims any and all warranties and liabilities, express or implied, with respect to the Search Services, including without limitation, warranties of merchantability, fitness for a particular purpose, and non- infringement.
4.Client Not Third Party Beneficiary. Client expressly acknowledges and agrees that Client is not a third party beneficiary under any agreement between Synacor and Search Services Provider.
5.Search Bar. Client expressly grants Synacor permission to include a search bar on the Client Branded Sites above the fold in a location mutually agreeable to the parties, such search bar to be of a reasonable size and positioning as optimized by regularly occurring multivariate testing.
6.Competitive Search Results. Synacor will use commercially reasonable efforts to filter and block paid search results related to Client's competitors listed in Appendix 6. [*].

APPENDIX 2 - ADVERTISING SERVICES
The following sets forth the terms and conditions by which the Parties will work together to facilitate the delivery of advertising services to Client and is incorporated into any Service Schedule that references it.
1.Advertising Services.
a.The Advertising Services provided by Synacor may include, without limitation, the integration of e-commerce, video, banner advertising and other forms of advertising or advertising support content (videos with pre-roll ads included), in contextually relevant programmed areas (which areas are to be agreed upon in writing by the parties prior to implementation or change) throughout the Client Branded Portal and Email Service solely to the extent provided for or authorized by Client in Section 4 below ("Advertising Services"). Either party may sell advertising inventory directly to advertisers, and Synacor may sell advertising through advertising networks or other third parties. Any changes to Advertising Services or the types of Advertising Services that may, in Client's reasonable opinion, have a negative impact on Client's legal or regulatory risk (such as, for example, whether or not Synacor can engage in direct behavioral targeting of Users, which, as of the Effective Date, it may not without Client's express written approval, but not including changes to the advertisers or ad networks placing the ads or other similar changes) must be approved in writing by Client prior to implementation. All Advertising Services shall be subject to the content restrictions in Section 7, below.
b.Each party will ensure that any third party advertising networks through which it provides advertising on the Client Branded Portal are either (i) members of the Network Advertising Initiative ("NAI") or Digital Advertising Alliance ("DAA") or (ii) agree to the NAI's or DAA's self-regulatory principles regarding Internet advertising practices and privacy and participate in the NAI's or DAA's related opt-out process. Synacor will require Ad networks it utilizes in the provision of advertising to comply with all applicable laws regarding notice and consent for the collection of personal information / personal data from Users on the Client Branded Portal. In addition, neither the ad networks or any other third parties that Synacor might engage may collect, without complying with applicable notice and consent laws, individualized data about Users, anonymous or otherwise, through cookies or otherwise on the Client Branded Portal, to use such data for retargeting of individuals on third party sites or sharing with third parties. With respect to ads Synacor places directly, Synacor will only use any data it collects through cookie software for Client, and not provide it to any third party (effectively allowing only first-party cookie use by Synacor). Unless approved by CTL in writing, Synacor may not use User profile data to present ads on any third party sites (but ads on the Client Branded Portal may be targeted based on content viewed and clicked on by Users, in combination with the information otherwise lawfully collected). Synacor may use various (non-PII) factors related to a User's use of the Services to determine the ads shown to users including the content of the site or app on which the ad appears, ads the User clicks, information the User provides such as gender, age or location, hashed email addresses, and search queries entered using the Services, provided that in doing so Synacor is in compliance with the DAA self-regulatory principles. Unless otherwise approved by Client in writing, Synacor may not share individualized User profile data, anonymous or otherwise, with any other third party. The requirements set forth in this Section b will be applicable unless otherwise agreed to by Client in writing.
2.User Rights Regarding Advertising. Client agrees to include language in its privacy policy clearly disclosing that third parties may be placing and reading cookies on Users' browsers, or using web beacons to collect information, in the course of ads being served on its websites. Client's privacy policy should also include information about User options for cookie management. Client will provide to Synacor a copy of its privacy policy for reference. Synacor will review Client's privacy policy in effect as of the Effective Date for the purpose of verifying that the foregoing requirements are included.
3.Advertisement Removal and Excluded Advertising. Client reserves the right to request that Synacor remove any advertisement related to which a User or any other person complains. Synacor shall disable such advertisement from the Client Branded Portal after receiving written notice from Client.
4.[*]
5.Client Provided Advertising. Client may [*]
6.Content Restrictions. No advertising or other content included in Advertising Services by either party shall: (i) be obscene, defamatory, libelous, slanderous, profane, indecent or unlawful; (ii) infringe or misappropriate third party intellectual property rights; (iii) constitute "hate speech," whether directed at an individual or a group, and whether based upon the race, sex, creed, national origin, religious affiliation, sexual orientation or language of such individual or group; (iv) facilitate or promote the sale or use of liquor, tobacco products or illicit drugs; (v) facilitate, promote or forward pyramid schemes, chain letters, or illegal contests; (vi) be otherwise intended to restrict or inhibit any person's use or enjoyment of Services; or (vi) promote unlawful activities or (vii) contain fraudulent offers for good or services. Each party will follow industry standards designed to prevent the inclusion in its provided Content or advertising of viruses, worms, corrupted files, cracks, hackz or other materials that are intended to damage or render inoperable software, hardware or security measures of Client, any User or any third party.
8.Advertising of Client Services. Synacor will make available, at no cost to Client, one slide in the dynamic content component area ("DCC" – the Content carousel above the fold on the Client Branded Portal) or an equivalently prominent position above the fold should the DCC not be present on the homepage, for promotion of Client's services. The Client promotions slide will appear in the 6th position or higher of the rotation unless otherwise agreed upon by the parties. Synacor and Client may also mutually agree from time to time to use a portion of the DCC area for cross channel promotions. Client's promotion slides will adhere to Synacor's technical guidelines which will be provided upon Client's request to include a given promotion.
9.Competitive Advertising Limitations. Synacor shall use commercially reasonable efforts to filter and block all ads for any of the companies set forth on Appendix 6 on any page within any of the Services. [*]

APPENDIX 3 – INTENTIONALLY OMITTED

APPENDIX 4 - SERVICE LEVEL AGREEMENT AND CUSTOMER SUPPORT PROCEDURES
1.GENERAL.
1.1  Synacor shall provide the agreed-to service levels [*], consisting of monitoring, notification, repair of service outages, and maintenance, as set forth in this Appendix 4 – Service Level Agreement.
1.2  Synacor Contact Information (may change upon reasonable notice to Client):
(a)  Technical Service Support: [*] or [*]
(b)  Network Operations Center: [*] or [*]
1.3  Client Contact Information (may change upon reasonable notice to Synacor):
(a) Client Technical Services Support: [*] or [*] (and copy [*])
(b) Client NOC: [*] or [*] (and copy [*])
(c) Client hosting center (for escalations only): [*] or [*]
2.MONITORING AND REPORTING
2.1 In an effort to detect potential problems before they impact the availability and performance of the Services, Synacor continuously monitors the status of the systems using both automated and manual tools employed in its [*] network operations center (“NOC”). Synacor shall report to Client, via email to [*], [*], [*] and [*] and via phone call to Technical Support Jeopardy Management at [*], [*], all instances (however brief) of failures to meet Portal Availability (as defined below), Email Service Availability (as defined below) and all other instances of incidents, outages or downtime affecting the User registration and login system or the Service (or portions thereof), regardless of whether or not Synacor bears responsibility for such failures, incidents, outages or downtime.
2.2 Synacor shall also provide Client [*] reports providing detailed information regarding incidents, outages or downtime affecting the Client Branded Portal (inclusive of Synacor provided Portal Content that is hosted by Synacor in a Synacor or QCC data center) and Email Service, the duration of such, resolution and impact to monthly SLAs. Client will provide Synacor monthly reports providing detailed information regarding incidents, outages or downtime affecting the Client managed network infrastructure (network hardware and Internet connectivity). Synacor’s [*] reports to Client shall also include the following information:

[*]

2.3 The parties will schedule a standing [*] operations review meeting that will cover all metrics covered in the [*] report (which schedule of meetings may be modified upon agreement of the parties). The [*] tracking report will include but is not limited to:
[*]
Sample of Mailbox Segmentation to date:
[*]
3.PORTAL AVAILABILITY.
3.1 "Portal Availability" means that the Client-Branded Portal (inclusive of Synacor provided Portal Content that is hosted by Synacor) is fully functional with [*] average uptime in any calendar month. As an example, Content Synacor includes on the Portal from STATS and Grab Networks is not currently hosted by Synacor and therefore not covered by the Portal Availability metrics, but Content from AP and Events Media is hosted by Synacor. For these purposes, "Fully Functional" means that the applicable Service is continuously operable, available, and responsive to Client's Users without delay or malfunction, [*].
(a) Portal Availability excludes:
i. downtime or degradation due to Maintenance (as described in Section VII, below) provided that prior written notice of the maintenance window is given to Client;

ii. the inability of Users to access the Client Branded Portal, Content, or any other Services as a result of such Users' Internet/network connection;
iii. the inability of Client Providers to update or deliver Content, provided that the inability is not due, in whole or in part, to Synacor;
iv. downtime or degradation due to a security intrusion event as described in Section 6 (Security), below, or a 'denial-of-service' attack from external sources outside Synacor's control;
v. downtime or degradation due to problems with Client-provided data APIs, authentication mechanisms or similar services (except to the extent that such problem is due to an act or omission of Synacor or its agents, provided Synacor knew or reasonably should have known that it had an obligation to act); and
vi. downtime or degradation of Email Services, which are covered under the separate service level requirements of Section 4 (Email Service Availability).
(b) Due to Synacor's distributed architecture and redundancy, it is likely that downtime or degradation may only affect a subset of the total user base. Therefore, downtime (or Portal Unavailability) will be computed based upon [*].
3.2 Portal Availability Credits. If Synacor fails to meet the monthly SLAs in Section 3.1 above for any month during the Term (inclusive of the Wind-Down Period), as identified in the monthly report given to Client, and if Client makes a request to Synacor within [*] days of the end of the month in which Synacor failed to meet the SLA, the Portal Availability credits set forth below will be applied to Client's account for each month during which Synacor failed to meet the required Portal Availability. To the extent possible, the credits will be applied during the billing period following the month in which such failure occurs and shall be detailed as a separate line item on the invoice. For example, if SLA credits are due for failures that occurred in the month of September, such credits will be applied to the October billing period.
(a) A credit of [*] of the [*] in the applicable [*], plus an additional [*] of such fees for every increment of [*] by which Portal Availability fails to meet the required percentage, up to a maximum of [*] which would otherwise have been payable by Client to Synacor for the applicable month.
(b) Chronic Portal or Synacor-hosted Content Unavailability. Client shall receive the credits set forth in Section 3.2(a) above, and in addition shall have the right to terminate the Portal Services described in Schedule A - Portal for cause upon [*] days' written notice to Synacor, in the event that the Client Branded Portal or Synacor-hosted Content is unavailable for the duration of any of the following:
        [*]
4.EMAIL SERVICE AVAILABILITY.
4.1 "Email Service Availability" means that the Email Services provided to Client, as described in this Section 4, are Fully Functional with [*] average uptime in any calendar month.
(a) Standards.
i. Webmail – core webmail features, including login, folder view, message view, and message composition.
ii. Post Office Protocol ("POP") – POP and Internet message access protocol ("IMAP") access will be subject to the [*] Portal Availability measurement.
iii. Incoming SMTP – [*] of incoming email will be delivered to the recipient's mailbox within [*] of receipt at Synacor's SMTP servers, except where [*].
iv.   Outgoing SMTP – delivery of outgoing messages can be affected by a number of factors, including deferrals or rejections by receiving SMTP servers, faulty mail exchanger ("MX") records, and Internet transit. However, Synacor guarantees that [*] of all outgoing email will be sent to its destination within [*], provided, however, that Synacor shall not be responsible for whether emails are received or accepted by the destination email.
(b) For all email transactions and processing, Synacor shall, for security reasons, use Port 587 and exclude the use of Port 25.

(c) Email Service Availability excludes the following situations (to the extent beyond Synacor's reasonable control):
i.   mass mailings (defined as [*]) by Client without prior notification to Synacor (so Synacor can mitigate systems impacted by such actions);
ii.   a User being blocked or Client being blacklisted by a third-party as a result of mass mailings by Users;
iii.   attacks perpetrated by compromised accounts (defined as an email account that an unauthorized user has gained access to and is able to act on behalf of the authorized User);
iv.   open email relays on the Client's network that are not managed by Synacor;
v.   downtime or degradation due to Client's or its data center's failure to permit Synacor remote access to the data center or the hardware on which the Service related Software and data reside;
vi.   downtime or degradation due to a failure of Client's hardware or bandwidth dedicated to the Email Services;
vii.   downtime or degradation due to Client's failure to comply with its obligations under this Appendix 4 – Service Level Agreement;
viii.   downtime or degradation due to Client's failure to provide notice as set forth in Section 5 (Client Changes and/or Actions), below; and
ix.   downtime or degradation due to a failure of Client's data center (including, but not limited to, any failure related to power or cooling) not resulting from the act or omission of Synacor or its agents.
(d) Due to the distributed architecture Synacor uses to deliver Email Services, it is likely that downtime (email system unavailability) or degradation may only affect a subset of the total user base. In the event of a failure of one or more mail-drop servers, downtime (system unavailability) will be calculated based on [*].
4.2 Email Service Availability Credits. If Synacor fails to meet the monthly SLAs in Section 4.1 above for any month during the Term (inclusive of the Wind-Down Period), as identified in the automated monthly report given to Client, and if Client makes a request to Synacor within [*] days of the end of the month in which Synacor failed to meet the SLA, the Email Service Availability credits set forth below will be applied to Client's account for each instance of Synacor's failure to meet the required Email Service Availability. To the extent possible, the credits will be applied during the billing period following the month in which such failure occurs and shall be detailed as a separate line item on the invoice. For example, if SLA credits are due for failures that occurred in the month of September, such credits will be applied to the October billing period.
(a) A credit of [*] of the [*] in the applicable [*], plus an additional [*] of such fees for every increment of [*] by which Email Service Availability fails to meet the required percentage, up to a maximum of [*] of the fees for Email Services which would otherwise have been payable by Client to Synacor for the applicable month.
(b) Chronic Email Service Unavailability. Client shall receive the credits set forth in Section 4.2(a) above, and in addition shall have the right to terminate the Email Services described in Schedule B – Email upon [*] days' written notice to Synacor, in the event that Email Services are unavailable for the duration of any of the following:
        [*]
5.CLIENT CHANGES AND/OR ACTIONS.
Prior to taking any of the actions identified below, and unless different (or no) notice requirements with respect to any such actions are agreed upon in a written implementation plan, Client shall give Synacor notice, as set forth below, with respect to the various actions set forth below:

Action / Change	Required Notification
Addition, by the Client, of third-party Content or application to the system (for example, advertising or marketing promotions) that is not routine or otherwise the subject of an integration plan.	Client will provide full technical details of proposed change to Synacor [*].
Insertion, by the Client or its delegates, of HTML Content using Synacor's content publishing interfaces and APIs.	Client will notify Synacor at least [*].
Addition of new cookies to portal or webmail domain or q.com domain (or other domains managed by Synacor on behalf of the Client under this Agreement) by Client or third party acting on behalf of Client.	Client will notify Synacor [*].
Promotions or other marketing activities that Client reasonably believes will increase Client Branded Portal usage by [*].	Client will notify Synacor at least [*].
Material changes to Synacor-facing APIs and data exchange mechanisms.	Client will use reasonable efforts to notify Synacor at least [*].
Changes to the hosting facilities (inclusive of managed network infrastructure, and exclusive of a move of the data center which would require more advanced notice) and/or bandwidth provided to Synacor hereunder.	Client will notify Synacor at least [*].
Sending of mass emails by Client.	Client will notify Synacor at least [*].
Changes / configurations to name service, including MX record.	Client will notify Synacor at least [*].
6.SECURITY.
6.1 Synacor's security team proactively evaluates network security risk, inclusive of risk to the system and Services, develops and implements policies and incident prevention programs, educates management and staff about security policies, and handles computer security incidents.
6.2 System Intrusion. In the event of a system intrusion by an unauthorized person or malicious code, affected parties will be notified and a solution will be implemented. [*].
6.3 Network Security. Synacor will at all times during the Term maintain [*].
6.4 Physical Security. Synacor shall be responsible to ensure [*].
6.5 Phishing Attacks/Attempts. In addition to the foregoing, Synacor shall promptly notify Client's security team, at a number or e-mail address (Client may request that these notifications occur via email) as provided by Client to Synacor, of all instances of phishing identified by Synacor and directed at Users.
7.MAINTENANCE WINDOWS.
7.1 Schedule Maintenance Windows.
(a) [*].
(b) [*].
(c) [*].
(d) Scheduled Maintenance Windows and any approved extensions thereof are not counted against Portal or Email Availability percentages.
7.2 Emergency Maintenance Notification. In the event that maintenance is required outside of the Scheduled Maintenance Windows and it will adversely affect Client's Users, Synacor will notify Client about the emergency maintenance window as soon as Synacor determines such emergency maintenance window is needed. Notification will detail the expected degree of adverse effect on the applicable Service or availability thereof. Emergency maintenance windows are counted against Portal or Email Availability percentages (as applicable), unless Synacor and Client mutually agree otherwise in writing (email being sufficient for this purpose).

8.CUSTOMER SUPPORT PROCEDURES.
8.1  Incident Management.
(a)  Tier 1 – Client will provide first level support to Users, consisting of: (i) handling questions from Users regarding customer/technical support, order processing, and use of the Service; and (ii) accepting and responding to problem calls from Users relating to the Service; (iii) supporting User devices and underlying Client systems and architecture; and (iv) providing notification to Synacor of changes, maintenance, and outages of underling systems that may affect Service.
(b)  Tier 2/Tier 3 – Synacor will provide second level support to Client, consisting of: (i) accepting and responding to problem escalations reported by representatives of Client with regard to problems that cannot be resolved by Client; (ii) resolving reported problems; (iii) providing notification to Client of changes, maintenance, and outages of underlying systems that may affect Service.
(c)  Synacor will provide Client the following:
i. Technical support offered in English.
ii. Email address for submitting 2nd level support incidents to Synacor.
iii. Phone support [*].
8.2 Priority. Client will estimate the priority at the time the incident is reported. The priority can change at any time during the process. Incidents will be categorized by product category, with the following priorities definitions:
(a) Priority 1 (P1) means that the system or Service is substantially non-operational such that it causes severe commercial impact and there are no known workarounds.
(b) Priority 2 (P2) means a problem with the system or Service that causes significant commercial impact which cannot be resolved (temporarily) by workarounds.
(c) Priority 3 (P3) means a non-critical problem or incident with the system or Service where Client is able to continue to utilize the system or Service and a workaround is not available.
(d) Priority 4 (P4) means an incident that is not a P1, P2, or P3 incident, is non-critical, and for which an applicable workaround is available.
(e) "Support Response Time" means the elapsed time between the incident escalation by Client and the time within which Synacor begins support as verified by a verbal or email confirmation to Client.
Standard Support Response Times are as follows:

Incident Priority	Initial Synacor Response	System Fix or Workaround Implemented
P1	[*]	[*]
P2	[*]	[*]
P3	[*]	[*]
P4	[*]	[*]
[*].
8.3 Synacor will be responsible for the control and management of incident calls and assignment of priority and escalation to resources within Synacor in its sole and absolute discretion. Client reserves the right to escalate as reasonably required should stated response times not be met or response is not detailed enough for Client to manage overall customer response (IVR, internal escalation, etc.).
9.Escalation Path
A.The escalation process consists of the reporting, troubleshooting, diagnosis, and resolution processes. The table below sets forth the time within which a specified Synacor employee or agent will respond to contacts regarding any system or Service incidents, outages or failures or any support inquiries identified by either Client, Synacor or any

Content Provider. All incidents are initially assigned to a Synacor support engineer to be addressed substantially in accordance with the Standard Support Response Times set forth above and will thereafter follow the escalation path set forth below; upon reasonable request by Client, Synacor will move an escalation from the Standard Support Response Times to the escalation path set forth below. However, Synacor may choose from time to time to handle issues outside of the escalation path indicated below if, in Synacor's reasonable judgment, such issues either need to be escalated more quickly or can be resolved without escalation, but in any such event Synacor's response time shall not exceed the response times set forth above.

Escalation Levels	Escalation Response Time	Synacor Contacts*
Level 1	[*]	[*]
Level 2	[*]	[*]
Level 3	[*]	[*]
Level 4	[*]	[*]
*Individual contacts and phone numbers may change from time to time upon written notice.

APPENDIX 5 - LIST OF COMPETITORS (M&A)
[*]

APPENDIX 6 - LIST OF COMPETITORS (COMPETITIVE SEARCH & ADVERTISING)
[*]

EXHIBIT A
SUPPLIER ACKNOWLEDGEMENT AND CERTIFICATION
CORPORATE ETHICS AND COMPLIANCE PROGRAM
CenturyLink has adopted various policies and procedures that govern CenturyLink and its employees' interaction with its contractors and vendors. The general intent of these policies is to ensure that all our vendors are treated fairly and equally and that CenturyLink receives the most competitive bids for the products and services it purchases, without the inappropriate influence of either personal or financial relationships.
As a vendor partner, you play an important role in helping us assure compliance with these policies. CenturyLink's corporate compliance policies can be fairly summed up by two simple propositions: (i) no CenturyLink employee should seek or accept, and no vendor should offer or be put at any competitive disadvantage by failing to offer, any compensation or other material benefit or favor and (ii) no CenturyLink employee should have any interest, whether directly or through family or business relationships, in any work any vendor performs on behalf of CenturyLink without having first fully disclosed and received approval of such interest from CenturyLink Corporate Ethics and Compliance.
The policies themselves are detailed in the Code of Conduct, which can be obtained on-line at http://www.centurylink.com/static/PDF/AboutUs/Governance/Code_of_Conduct.pdf (If you do not have access to the Internet, a hard copy of the CenturyLink Code of Conduct can be obtained from CenturyLink upon written request).
WE EXPECT OUR EMPLOYEES TO CONDUCT THEMSELVES WITH THE HIGHEST DEGREE OF HONESTY AND INTEGRITY. IF YOU SUSPECT ANY VIOLATIONS OF THESE PRINCIPLES YOU SHOULD IMMEDIATELY CONTACT THE CENTURYLINK INTEGRITY LINE AT [*] OR [*]. YOUR COMMUNICATION WILL BE TREATED CONFIDENTIALLY.
To further assist CenturyLink in its monitoring of its compliance programs, the undersigned contractor ("Supplier") hereby: (i) acknowledges that it has obtained a copy of CenturyLink's Code of Conduct and Supplier Code of Conduct located at URL; http://www.centurylink.com/aboutus/docs/CenturyLink_Supplier_Code_of_Conduct.pdf, (ii) agrees to conduct its affairs with CenturyLink in full conformity with the terms and principles of the Supplier Code of Conduct, (iii) agrees to refrain from soliciting or encouraging any other person to violate the terms or principles of CenturyLink's Code of Conduct or Supplier Code of Conduct, and (iv) agrees that it will promptly report to CenturyLink's Integrity Line any violation of CenturyLink's compliance policies of which it may become aware.
Supplier also understands that it is a violation of CenturyLink policies for any CenturyLink employee or any person who is affiliated with any CenturyLink employee through family or business relationships to conduct business with CenturyLink, or have any direct or indirect economic interest in any work performed on behalf of CenturyLink, without having received explicit approval from CenturyLink Corporate Ethics and Compliance to have such interest.
We appreciate your assistance in helping us achieve CenturyLink's objectives, and we greatly appreciate your assistance in helping us ensure the quality and effectiveness of our Compliance Programs. If you have any questions about this form or the information which it requests, please feel free to contact members of the Ethics and Compliance team by contacting the CenturyLink Integrity Line at [*] or [*].